Southern Connceticut Bancorp Inc. 8-K
Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

LIBERTY BANK

AND

SOUTHERN CONNECTICUT BANCORP, INC.

AND

THE BANK OF SOUTHERN CONNECTICUT

DATED AS OF

January 16, 2013

TABLE OF CONTENTS

AGREEMENT AND PLAN OF MERGER

4.25	Joint Ventures	33
4.26	Intellectual Property	33
4.27	Disclosures	33

ARTICLE V - REPRESENTATIONS AND WARRANTIES OF LIBERTY		34
5.1	Capital Structure	34
5.2	Organization, Standing and Authority of Liberty	34
5.3	Authorized and Effective Agreement	34
5.4	Financial Statements	36
5.5	Material Adverse Effect	37
5.6	Certain Information	37
5.7	Compliance with Laws	37
5.8	Brokers and Finders	38
5.9	Disclosures	38
5.10	Financial Ability	38

ARTICLE VI - COVENANTS OF SSE AND BSC		38
6.1	Conduct of Business	38
6.2	Current Information	43
6.3	Access to Properties and Records	43
6.4	Financial and Other Statements	44
6.5	Maintenance of Insurance	44
6.6	Disclosure Supplements	44
6.7	Consents and Approvals of Third Parties	45
6.8	Reasonable Best Efforts	45
6.9	Failure to Fulfill Conditions	45
6.10	Acquisition Proposals	45
6.11	Board of Directors and Committee Meetings	47
6.12	Reserves and Merger-Related Costs	47
6.13	Transaction Expenses of SSE and BSC	48

ARTICLE VII - COVENANTS OF LIBERTY		48
7.1	Disclosure Supplements	48
7.2	Consents and Approvals of Third Parties	48
7.3	Reasonable Best Efforts	48
7.4	Failure to Fulfill Conditions	48
7.5	Employees and Employee Benefits	49
7.6	Directors and Officers Indemnification and Insurance	50
7.7	The Acquisition Corporation Organizational Documents	50

ARTICLE VIII - REGULATORY AND OTHER MATTERS		51
8.1	SSE Special Meeting	51
8.2	Proxy Statement	51
8.3	Regulatory Approvals	52

ARTICLE IX - CLOSING CONDITIONS		52
9.1	Conditions to Each Party’s Obligations under this Agreement	52

9.2	Conditions to the Obligations of Liberty under this Agreement	53
9.3	Conditions to the Obligations of SSE and BSC under this Agreement	54

ARTICLE X - THE CLOSING		55
10.1	Time and Place	55
10.2	Deliveries at the Closing	55

ARTICLE XI - TERMINATION, AMENDMENT AND WAIVER		55
11.1	Termination	55
11.2	Effect of Termination	57
11.3	Amendment, Extension and Waiver	59

ARTICLE XII - MISCELLANEOUS		59
12.1	Confidentiality	59
12.2	Public Announcements	60
12.3	Formation of Liberty Interim Bank	60
12.4	Survival	60
12.5	Notices	60
12.6	Parties in Interest	61
12.7	Complete Agreement	61
12.8	Counterparts	61
12.9	Severability	61
12.10	Governing Law	62
12.11	Interpretation	62
12.12	Specific Performance	62

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER dated as of January 16, 2013 (this “Agreement”) is by and among LIBERTY BANK, a Connecticut-chartered mutual savings bank (“Liberty”) and SOUTHERN CONNECTICUT BANCORP, INC. (“SSE”), a Connecticut corporation, and THE BANK OF SOUTHERN CONNECTICUT (“BSC”), a Connecticut-chartered stock bank.

W I T N E S S E T H:

WHEREAS, the Board of Directors of Liberty and the Boards of Directors of SSE and BSC have determined that it is in the best interests of their respective institutions, depositors and other constituencies, and shareholders in the case of SSE, to consummate the business combination transaction provided for herein, subject to the terms and conditions set forth herein;

WHEREAS, Liberty will form a wholly-owned subsidiary under the Connecticut General Statutes (the “Acquisition Corporation”);

WHEREAS, the Acquisition Corporation will merge with and into SSE, with SSE being the surviving entity (the “Surviving Corporation”).  The Surviving Corporation will immediately merge with and into Liberty (the “Merger”), with Liberty being the Surviving Bank;

WHEREAS, prior to the consummation of the Merger, Liberty and BSC will enter into a bank merger agreement, in form and substance substantially similar to that attached hereto as Exhibit A (the “Bank Merger Agreement”) pursuant to which, immediately following the Effective Time of the Merger, BSC will merge with and into Liberty (the “Bank Merger”), with Liberty being the Surviving Bank;

WHEREAS, immediately following the above there will remain one surviving entity, Liberty, continuing its corporate existence as a Connecticut-chartered mutual savings bank; and

WHEREAS, the parties hereto desire to make certain representations, warranties and agreements in connection with the business combination transaction described in this Agreement and to prescribe certain conditions thereto.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1          Certain Definitions. As used in this Agreement, the following terms have the following meanings, unless the context otherwise requires (both here and throughout this Agreement, references to Articles and Sections refer to Articles and Sections of this Agreement).

“Acquisition Agreement” shall have the meaning set forth in Section 11.1.10 hereof.

“Acquisition Corporation” shall have the meaning set forth in the recitals hereto.

“Acquisition Proposal” shall mean any proposal or offer with respect to any of the following (other than the transactions contemplated by this Agreement and the Bank Merger Agreement) involving SSE or BSC: (i) any merger, consolidation, share exchange, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of either of their consolidated assets in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 25% or more of the outstanding shares of either of their capital stock or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

“Acquisition Transaction” shall mean any of the following (other than the transactions contemplated by this Agreement and the Bank Merger Agreement) involving SSE or BSC: (i) any merger, consolidation, share exchange, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of either of their consolidated assets in a single transaction or series of transactions; or (iii) any tender offer or exchange offer for 25% or more of the outstanding shares of either of their capital stock or the filing of a registration statement under the Securities Act in connection therewith.

“Affiliate” shall mean, with respect to a Person, any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.

“BHCA” shall mean the Bank Holding Company Act of 1956, as amended.

“Banking Law” shall mean the Banking Law of Connecticut, Connecticut General Statutes §§ 36a-1 et seq., as amended.

“Bank Merger Agreement” shall have the meaning set forth in the recitals hereto.

“Bank Merger” shall have the meaning set forth in the recitals hereto.

“Bank Regulator” shall mean any federal or state banking regulator that regulates Liberty or SSE, or any of their respective Subsidiaries, as the case may be, including but not limited to the Board of Governors of the Federal Reserve System, the FDIC and the Connecticut Department of Banking.

“Benefit Agreement” shall have the meaning set forth in Section 7.5.3 hereof.

“Business Day” shall mean Monday through Friday of each week, except a legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the State of Connecticut are authorized or obligated to close.

“CBCA” shall mean the Connecticut Business Corporation Act, Connecticut General Statutes §§ 33-360 et seq., as amended, and the Connecticut Revised Nonstock Corporation Act, Connecticut General Statutes §§ 33-1000 et seq., as amended.

“Certificate” shall mean certificates evidencing shares of SSE Common Stock.

“Claim” shall have the meaning set forth in Section 7.6.2 hereof.

“Closing” shall have the meaning set forth in Section 10.1 hereof.

“Closing Date” shall have the meaning set forth in Section 2.2 hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreements” shall mean the confidentiality agreements referred to in Section 12.1 hereof.

“Continuing Employee” shall have the meaning set forth in Section 7.5.2 hereof.

“Costs” shall have the meaning set forth in Section 11.2.3 hereof.

“Department” shall mean the Connecticut Department of Banking.

“DOJ” shall mean the United States Department of Justice.

“Effective Date of the Bank Merger” shall mean the date on which the Effective Time of the Bank Merger occurs.

“Effective Date of the Merger” shall mean the date on which the Effective Time of the Merger occurs.

“Effective Time of the Bank Merger” shall mean the date and time specified pursuant to Section 2.2 hereof.

“Effective Time of the Merger” shall mean the date and time specified pursuant to Section 2.2 hereof.

“Environmental Laws” shall mean any applicable federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environment Concern. The term Environmental Law includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §§ 9601, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §§ 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. §§ 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §§ 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. §§ 9601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. §§ 1101, et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f, et seq.; the Connecticut Transfer Act, Connecticut General Statutes §§ 22a-134 et seq.; and all applicable comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall have the meaning set forth in Section 4.14.3 hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall mean Register and Transfer Company or another registered transfer agent designated by Liberty and reasonably acceptable to SSE, which shall act as agent for Liberty in connection with the exchange procedures for converting SSE Common Stock and Options into the Merger Consideration.

“Exchange Fund” shall have the meaning set forth in Section 3.3.1 hereof.

“FDIA” shall mean the Federal Deposit Insurance Act, as amended.

“FDIC” shall mean the Federal Deposit Insurance Corporation or any successor thereto.

“FRB” shall mean the Board of Governors of the Federal Reserve System or any successor thereto.

“GAAP” shall mean United States generally accepted accounting principles, consistently applied.

“Governmental Entity” shall mean any federal or state court, administrative agency or commission or other governmental authority or instrumentality.

“Indemnified Liabilities” shall have the meaning set forth in Section 7.6.2 hereof.

“Indemnified Parties” shall have the meaning set forth in Section 7.6.2 hereof.

“Intellectual Property” shall have the meaning set forth in Section 4.26 hereof.

“Joint Venture” shall mean any limited partnership, joint venture, corporation, or venture capital investment.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean those facts that are known, or reasonably should have been known, by any one of the executive officers or directors of such Person, and includes any facts, matters or circumstances set forth in any written notice from any Governmental Entity or any other material written notice received by that Person.

“Liberty Disclosure Schedule” shall mean a written, signed disclosure schedule delivered by Liberty to SSE specifically referring to the appropriate Section of this Agreement and describing in reasonable detail the matters contained therein.

“Liberty Employee Plan” shall mean all qualified pension or profit-sharing plans, and health and welfare benefit plans maintained for the benefit of all employees of Liberty or any Liberty Subsidiary, whether written or oral.

“Liberty Financial Statements” shall mean the audited consolidated balance sheets (including related notes and schedules, if any) of Liberty as of December 31, 2011 and 2010 and the consolidated statements of income and cash flows (including related notes and schedules, if any) of Liberty for each of the two (2) years ended December 31, 2011 and 2010, and the Liberty call reports for each quarter subsequent to December 31, 2011.

“Liberty Proposal” shall have the meaning set forth in Section 6.10 hereof.

“Loan Property” shall have the meaning set forth in Section 4.9.2 hereof.

“Material Adverse Effect” shall mean, with respect to SSE or Liberty, respectively, any effect that (i) is material and adverse to the financial condition, results of operations or business of SSE and BSC and their subsidiaries taken as a whole, or Liberty and its Subsidiaries taken as a whole, respectively, or (ii) materially impairs the ability of either SSE, on the one hand, or Liberty, on the other hand, to consummate the transactions contemplated by this Agreement or the Bank Merger Agreement; provided that “Material Adverse Effect” shall not be deemed to include the impact of (a) changes in laws and regulations affecting banks and bank holding companies generally, (b) changes in GAAP or regulatory accounting principles generally applicable to banks, (c) actions and omissions of Liberty or SSE taken with the prior written consent of SSE or Liberty, as the case may be, (d) changes in economic conditions affecting financial institutions generally, including but not limited to changes in market interest rates or the projected future interest rate environment, (e) the direct effects of compliance with this

Agreement on the operating performance of Liberty or SSE, (f) any facts or circumstances existing on the date hereof and disclosed on the SSE Disclosure Schedule or the Liberty Disclosure Schedule, or (g) expenses incurred in connection with this Agreement and the Bank Merger Agreement and the transactions contemplated by this Agreement and the Bank Merger Agreement consistent with those disclosed to Liberty pursuant to Sections 6.12 and 6.13 hereof, as the same may be amended by mutual agreement of the parties.

“Materials Of Environmental Concern” shall mean petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials and polychlorinated biphenyls and any other chemicals, materials, molds or substances regulated as toxic or hazardous or as a pollutant, contaminant or waste under any applicable Environmental Laws.

“Merger” shall have the meaning set forth in the recitals hereto.

“Merger Consideration” shall mean the cash paid by Liberty to holders of SSE Common Stock and Options under Section 3.1 hereof.

“Option Consideration” shall have the meaning set forth in Section 3.1.3 hereof.

“Option Price” shall have the meaning set forth in Section 3.1.3 hereof.

“Options” shall mean options to purchase shares of SSE Common Stock granted pursuant to the SSE Stock Option Plans as set forth in Section 4.1 of the SSE Disclosure Schedule.

“Participation Facility” shall have the meaning set forth in Section 4.9.2 hereof.

“Person” shall mean any individual, corporation, partnership, joint venture, association, trust or “group” (as that term is defined under the Exchange Act).

“Per Share Merger Consideration” shall have the meaning set forth in Section 3.1 hereof.

“Proxy Statement” shall have the meaning set forth in Section 8.2.1 hereof.

“Regulatory Filings” shall mean all reports, offering circulars, proxy statements, registration statements and all similar documents filed, or required to be filed, pursuant to applicable state or federal law.

“Rights” shall mean warrants, options, rights, convertible securities, stock appreciation rights and other arrangements or commitments that obligate an entity to issue or dispose of any of its capital stock or other ownership interests or that provide for compensation based on the equity appreciation of its capital stock.

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Documents” shall mean all reports, offering circulars, proxy statements, registration statements and all similar documents filed, or required to be filed, pursuant to the Securities Laws.

“Securities Laws” shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended; and the rules and regulations of the SEC promulgated thereunder.

“SSE Common Stock” shall mean the common stock, par value $.01 per share, of SSE.

“SSE Disclosure Schedule” shall mean a written, signed disclosure schedule delivered by SSE to Liberty specifically referring to the appropriate Section of this Agreement and describing in reasonable detail the matters contained therein.

“SSE Employee Plan(s)” shall mean all stock option, employee stock purchase, stock bonus and any other stock-based plans, qualified pension or profit-sharing plans, any deferred compensation, non-qualified plan or arrangement, supplemental retirement, consultant, bonus or group insurance contract or any other incentive, health and welfare or employee benefit plan or agreement maintained for the benefit of any of the employees or former employees or directors of SSE, whether written or oral.

“SSE Financial Statements” shall mean (i) the audited consolidated balance sheets (including related notes and schedules, if any) of SSE as of December 31, 2011 and 2010 and the consolidated statements of operations, changes in shareholders’ equity and cash flows (including related notes and schedules, if any) of SSE for each of the two (2) years ended 2011 and 2010, and (ii) the unaudited balance sheets, income statements and call reports of SSE as of the end of each calendar quarter following December 31, 2011.

“SSE Pension Plan” shall have the meaning set forth in Section 4.14.4 hereof.

“SSE Shareholders Meeting” shall have the meaning set forth in Section 8.1 hereof.

“SSE Stock Option Plans” shall mean the SSE Stock Option Plans, copies of which are set forth in Section 4.1.1 of the SSE Disclosure Schedules.

“SSE Subsidiaries” shall mean the entities listed in Section 4.3 of the SSE Disclosure Schedule.

“SSE Termination Fee” shall have the meaning set forth in Section 11.2.2 hereof.

“SSE Welfare Plan” shall have the meaning set forth in Section 4.14.11 hereof.

“Subsidiary” shall have the meaning set forth in Rule 1-02 of Regulation S-X of the SEC.

“Superior Proposal” shall have the meaning set forth in Section 6.10 hereof.

“Surviving Bank” shall have the meaning set forth in the recitals hereto.

“Surviving Corporation” shall have the meaning set forth in the recitals hereto.

“Tax” shall have the meaning set forth in Section 4.10.6 hereof.

“Tax Return” shall have the meaning set forth in Section 4.10.6 hereof.

“Termination Date” shall mean August 30, 2013, provided that such date shall be automatically extended until September 30, 2013 if all required regulatory approvals and non-objections of Governmental Entities have not been received by June 28, 2013 and the parties are acting in good faith to obtain such approvals and non-objections.

Other terms used herein are defined in the preamble and elsewhere in this Agreement.

ARTICLE II

THE MERGER AND THE BANK MERGER

2.1          The Merger and the Bank Merger.

2.1.1           As promptly as practicable following the satisfaction or waiver of the conditions to each party’s respective obligations hereunder, and subject to the terms and conditions of this Agreement, in accordance with the provisions of the CBCA and the Banking Law, at the Effective Time of the Merger (as defined in Section 2.2 hereof), Liberty shall acquire all of the outstanding stock of SSE in a transaction whereby the Acquisition Corporation shall merge with and into SSE pursuant to Connecticut General Statutes §§ 33-814 to 33-821a.  SSE shall be the Surviving Corporation in the Merger.  Upon consummation of the Merger, the separate corporate existence of the Acquisition Corporation shall cease.  Immediately thereafter, at the Effective Time of the Merger (as defined in Section 2.2 hereof and as defined in the Bank Merger Agreement), SSE, as the Surviving Corporation in the Merger, shall merge with and into Liberty pursuant to Connecticut General Statutes §36a-125 with Liberty being the Surviving Bank.  At the Effective Time of the Merger, Liberty, as the Surviving Bank, will have a main office at 315 Main Street, Middletown, Connecticut.  At the Effective Time of the Merger, each outstanding share of SSE Common Stock and each Option will be converted into the right to receive the Merger Consideration and the Option Consideration, respectively, pursuant to the terms of Article III hereof.

2.1.2           Immediately following the Effective Time of the Merger, subject to the terms and conditions of the Bank Merger Agreement, in accordance with the provisions of the Banking Law, Liberty shall acquire all of the outstanding stock of BSC in a transaction whereby BSC shall merge with and into Liberty pursuant to Connecticut General Statutes §36a-125.  Liberty shall be the Surviving Bank in the Bank Merger, subject to the terms and conditions of the Bank Merger Agreement.

2.2          Effective Time. Each of the Merger and the Bank Merger shall be effected by filing a copy of the Merger Agreement and Bank Merger Agreement and a copy of the approvals of the Commissioner of the Connecticut Department of Banking relating to the Merger and the Bank Merger with the Office of the Secretary of the State on the day of the closing (“Closing Date”). The “Effective Time of the Merger” shall be the date and time upon which a copy of this Agreement and a copy of the approval of the Commissioner of the Connecticut Department of Banking relating to the Merger is filed with the Office of the Secretary of the State. The “Effective Time of the Bank Merger” shall immediately follow the Effective Time of the Merger and shall be the date and time upon which a copy of the Bank Merger Agreement and a copy of the approval of the Commissioner of the Connecticut Department of Banking relating to the Bank Merger is filed with the Office of the Secretary of the State.

2.3          Certificate of Incorporation and Bylaws. The Certificate of Incorporation and Bylaws of the Acquisition Corporation as in effect immediately prior to the Effective Time of the Merger shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation until thereafter amended as provided therein and by applicable law. The Certificate of Incorporation and Bylaws of Liberty as in effect immediately prior to the Effective Time of the Merger shall be the Certificate of Incorporation and Bylaws of the Surviving Bank until thereafter amended as provided therein and by applicable law.

2.4          Directors and Officers of Surviving Institution.

2.4.1           The directors and officers of the Surviving Corporation immediately after the Effective Time of the Merger shall be the directors and officers of the Acquisition Corporation prior to the Effective Time of the Merger.  The directors and officers of Liberty immediately prior to the Effective Time of the Merger shall be the officers of the Surviving Bank supplemented by those officers of SSE who are offered and accept employment from Liberty, in each case until their respective successors are duly elected or appointed and qualified.

2.4.2           Following the Effective Time of the Merger, Liberty shall establish an advisory board to facilitate Liberty’s expansion in the New Haven market and Liberty shall invite the current members of the Board of SSE to serve as members of such advisory board.  Members of such advisory board who are not employees of Liberty shall be eligible to receive reasonable compensation to be set by the Liberty Board for the attendance at the quarterly meetings of such advisory board.  The initial compensation to be provided to such members of the advisory board shall be $250 per meeting attended. Meetings of such advisory board shall be held in the greater New Haven area.

2.5          Additional Actions. If, at any time after the Effective Time of the Merger, the Surviving Bank shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Bank, title to and possession of any property or right of SSE or BSC acquired or to be acquired by reason of, or as a result of, the Merger and the Bank Merger or (b) otherwise to carry out the purposes of this Agreement and the Bank Merger Agreement, SSE and BSC and their respective officers and directors shall be deemed to have granted to the Surviving Bank an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such property or rights in the Surviving Bank and otherwise to carry out the purposes of this Agreement and the Bank Merger Agreement; and the officers and directors of the Surviving Bank are fully authorized in the name of SSE and BSC to take any and all such action.

2.6          Effects of the Mergers. At and after the Effective Time, the Merger and the Bank Merger shall have the effects set forth in the CBCA and the Banking Law with respect to SSE, the Acquisition Corporation and Liberty and the Bank Merger shall have the effects set forth in the Banking Law with respect to BSC and Liberty.

2.7          Possible Alternative Structures. Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time of the Merger, Liberty shall be entitled to revise the structure of the transaction described in Section 2.1 hereof, provided that (i) there are no adverse federal or state income tax consequences to SSE and its shareholders as a result of the modification; (ii) the consideration to be paid to the holders of SSE Common Stock and Options under this Agreement is not thereby changed in kind or value or reduced in amount; (iii) there are no adverse changes to the benefits and other arrangements provided to or on behalf of SSE’s directors, officers and other employees; and (iv) such modification will not delay materially or jeopardize receipt of any required regulatory approvals or non-objection of Governmental Entities. Liberty, SSE and BSC agree to amend this Agreement and any related documents appropriately in order to reflect any such revised structure.

ARTICLE III

CONVERSION OF SHARES AND OPTIONS

3.1          Merger Consideration.

3.1.1           At the Effective Time of the Merger, by virtue of the Merger and without any action on the part of Liberty, the Acquisition Corporation, SSE or the holders of any of the shares of SSE Common Stock, each share of SSE Common Stock issued and outstanding immediately prior to the Effective Time of the Merger (other than any shares to be cancelled pursuant to Section 3.1.2 hereof and any Dissenting Shares) shall be converted into the right to receive a cash payment in an amount equal to $3.76 (the “Per Share Merger Consideration”).

3.1.2           Each share of SSE Common Stock (i) held in the treasury of SSE, (ii) owned by Liberty or any direct or indirect wholly owned subsidiary of SSE immediately prior to the Effective Time of the Merger (other than shares held in a fiduciary capacity or in connection with debts previously contracted), or (iii) reserved for issuance under the SSE Stock Option Plans which has not been granted or allocated, shall, at the Effective Time of the Merger, cease to exist, and the certificates for such shares shall be cancelled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefor.

3.1.3           Each Option issued and outstanding immediately prior to the Effective Time of the Merger shall, by virtue of the Merger and without any action on the part of the holder thereof and without regard to any future vesting date thereof, be cancelled and converted into the right to receive a cash payment in an amount determined by multiplying (i) the positive difference, if any, between the Per Share Merger Consideration and the exercise price of such Option for each share of SSE Common Stock covered by such Option (the “Option Price”) by (ii) the number of shares of SSE Common Stock subject to such Option (the “Option Consideration”). The payment of the Option Consideration referred to in the immediately preceding sentence to each holder of an Option shall be subject to such holder executing such instruments of cancellation as Liberty may reasonably deem appropriate. Liberty shall make necessary tax withholdings from the Option Consideration as it deems appropriate.  SSE shall take all reasonable actions to cooperate with Liberty Bank with respect to the termination and extinguishment of unexercised Options by Option holders.

3.2          Intentionally Omitted.

3.3          Procedures for Exchange of SSE Common Stock and Options.

3.3.1           Prior to the Effective Time of the Merger, Liberty shall designate the Exchange Agent. Liberty shall take all steps necessary on or prior to the Closing Date to deliver to the Exchange Agent, for the benefit of the holders of shares of SSE Common Stock and Options, for exchange in accordance with this Section 3.3, an amount of cash sufficient to pay the aggregate amount of cash payable in accordance with Article III hereof (such cash for shares of SSE Common Stock and Options being hereinafter referred to as the “Exchange Fund”) to be paid in exchange for outstanding SSE Common Stock and Options in accordance with this Agreement.

3.3.2           SSE shall cause to be delivered to the Exchange Agent all information which is necessary for the Exchange Agent to perform its obligations specified herein. Liberty shall, within five (5) Business Days after the Effective Time of the Merger, take all steps necessary to cause the Exchange Agent to mail to each holder of a Certificate or Certificates a form letter of transmittal for return to the Exchange Agent and instructions for use in effecting the surrender of the Certificates for cash into which the SSE Common Stock represented by such Certificates shall have been converted as a result of the Merger. The letter of transmittal (which shall be subject to the reasonable approval of SSE) shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent. Upon surrender of a Certificate for exchange and cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a check representing the amount of cash that such holder has the right to receive in respect of Certificates surrendered pursuant to the provisions of Section 3.1, and the Certificates so surrendered shall forthwith be cancelled.

3.3.3           At the Effective Time of the Merger, if not previously paid by SSE immediately prior to the Effective Time of the Merger, Liberty shall take all steps necessary to cause the Exchange Agent to issue and deliver within five (5) Business Days a check representing the amount of the Option Consideration to the holders of the Options, all of which shall have been cancelled in connection with the Merger.

3.3.4           The holder of (i) a Certificate that prior to the Merger represented issued and outstanding SSE Common Stock, or (ii) an Option shall have no rights, after the Effective Time of the Merger, with respect to such SSE Common Stock or Option except to surrender the Certificate or Option and receive in exchange the Merger Consideration or Option Consideration, respectively, as provided in this Agreement.

3.3.5           If the Person surrendering a Certificate and signing the accompanying letter of transmittal is not the record holder thereof, then it shall be a condition of the payment of the Merger Consideration that: (i) such Certificate is properly endorsed to such Person or is accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such Certificate, and is otherwise in proper form for transfer, or is accompanied by appropriate evidence of the authority of the Person surrendering such Certificate and signing the letter of transmittal to do so on behalf of the record holder; and (ii) the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

3.3.6           From and after the Effective Time of the Merger, there shall be no transfers on the stock transfer books of shares of SSE Common Stock which were outstanding immediately prior to the Effective Time of the Merger. If, after the Effective Time of the Merger, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be exchanged for the Merger Consideration and cancelled as provided in this Section 3.3.

3.3.7           At any time following the six (6) month period after the Effective Time of the Merger, Liberty shall be entitled to require the Exchange Agent to deliver to it any portions of the Exchange Fund that had been made available to the Exchange Agent and not disbursed to holders of Certificates and Options (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to Liberty (subject to abandoned property, escheat and other similar laws) with respect to any Merger Consideration or Option Consideration that may be payable upon due surrender of the Certificates or Options held by them. Notwithstanding the foregoing, neither Liberty, the Acquisition Corporation, SSE nor the Exchange Agent shall be liable to any holder of a Certificate or Option for any Merger Consideration or Option Consideration delivered in respect of such Certificate to a public official pursuant to any abandoned property, escheat or other similar law.

3.3.8           In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Liberty, the posting by such person of a bond in such amount as Liberty may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof.

3.3.9           Liberty or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated by this Agreement to any holder of SSE Common Stock or Options such amounts as Liberty or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by Liberty or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the SSE Common Stock or Options in respect of whom such deduction and withholding were made by Liberty or the Exchange Agent.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SSE AND BSC

SSE and BSC represent and warrant to Liberty and the Acquisition Corporation that the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV), except as set forth in the SSE Disclosure Schedule delivered by SSE to Liberty on the date hereof, and except as to any representation or warranty which specifically relates to an earlier date. No representation or warranty of SSE contained herein shall be deemed untrue or incorrect, and SSE shall not be deemed to have breached a representation or warranty, on account of the existence of any fact, circumstance or event, unless, as a direct or indirect consequence of such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph in this Article IV, as applicable, there is reasonably likely to exist a Material Adverse Effect. The mere inclusion of an item in the SSE Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by SSE that such item represents a material exception or fact, event or circumstance or that, absent such inclusion in the SSE Disclosure Schedule, such item is or would be reasonably likely to result in a Material Adverse Effect.

4.1          Capital Structure. The authorized capital stock of SSE consists of 5,000,000 shares of common stock, par value $0.01 per share, and 500,000 shares of preferred stock, no par value per share. As of the date of this Agreement, 2,810,273 shares of SSE Common Stock, are issued and outstanding, no shares of SSE Common Stock are directly or indirectly held by SSE as treasury stock, and no shares of SSE preferred stock are issued and outstanding. All outstanding shares of SSE Common Stock have been duly authorized and validly issued and are fully paid and nonassessable, and none of the outstanding shares of SSE Common Stock has been issued in violation of the preemptive rights of any person, firm or entity. Except for the SSE Stock Option Plans pursuant to which there are outstanding options for 145,073 shares of SSE Common Stock, a schedule of which is set forth in Section 4.1 of the SSE Disclosure Schedule there are no Rights authorized, issued or outstanding with respect to or relating to the capital stock of SSE.

4.2          Organization, Standing and Authority of SSE and BSC. SSE is a corporation and BSC is a state bank and trust company and each is duly organized, validly existing and in good standing or legal existence, as appropriate, under the laws of the State of Connecticut. Each of SSE and BSC (i) has full power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, and (ii) is duly licensed or qualified to do business and is in good standing or legal existence, as appropriate, in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect.  SSE is authorized to own the SSE Subsidiaries, including BSC. The deposit accounts of BSC are insured by the FDIC to the maximum extent permitted by the FDIA. BSC has paid all premiums and assessments required by the FDIC. SSE has heretofore delivered or made available to Liberty and has included as Section 4.2 of the SSE Disclosure Schedule true, complete and correct copies of the Certificate of Incorporation and Bylaws of SSE and BSC and their subsidiaries as in effect as of the date hereof.

4.3          Ownership of SSE Subsidiaries. Set forth in Section 4.3 of the SSE Disclosure Schedule is the name, jurisdiction of incorporation and percentage ownership of the SSE Subsidiaries. Except for (a) capital stock of the SSE Subsidiaries, (b) securities and other interests held in a fiduciary capacity and beneficially owned by third parties or taken in consideration of debts previously contracted, and (c) securities and other interests which are set forth in the SSE Disclosure Schedule, SSE does not own or have the right or obligation to acquire, directly or indirectly, any outstanding capital stock or other voting securities or ownership interests of any corporation, bank, savings association, partnership, Joint Venture or other organization, other than investment securities representing not more than five percent (5%) of the outstanding capital stock of any entity. The outstanding shares of capital stock or other ownership interests of the SSE Subsidiaries that are owned by SSE or any of the SSE Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and are directly owned by SSE free and clear of all liens, claims, encumbrances, charges, pledges, restrictions or rights of third parties of any kind whatsoever. Except as set forth on Section 4.3 of the SSE Disclosure Schedule, there are no Rights authorized, issued or outstanding with respect to the capital stock or other ownership interests of the SSE Subsidiaries and there are no agreements, understandings or commitments relating to the right of SSE to vote or to dispose of such capital stock or other ownership interests.

4.4          Organization, Standing and Authority of SSE Subsidiaries. Each of the SSE Subsidiaries other than BSC is a corporation, duly organized, validly existing and in good standing or legal existence, as appropriate, under the laws of the jurisdiction in which it is organized. Each of the  SSE Subsidiaries (i) has full power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, and (ii) is duly licensed or qualified to do business and is in good standing or legal existence, as appropriate, in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect.

4.5          Authorized and Effective Agreement.

4.5.1           Each of SSE and BSC has all requisite corporate power and authority to enter into this Agreement and the Bank Merger Agreement and (subject to receipt of all necessary governmental approvals and the approval of SSE’s shareholders of this Agreement and the transactions contemplated by this Agreement) to perform all of its obligations under this Agreement and the Bank Merger Agreement as applicable. The execution and delivery of this Agreement and the Bank Merger Agreement and the consummation of the transactions contemplated by this Agreement and the Bank Merger Agreement have been duly and validly authorized by all necessary corporate action in respect thereof on the part of SSE and BSC, except for the approval of this Agreement and the transactions contemplated by this Agreement by SSE’s shareholders. This Agreement and the Bank Merger Agreement have been duly and validly executed and delivered by SSE and BSC and, assuming due authorization, execution and delivery by Liberty, constitutes the legal, valid and binding obligations of SSE and BSC, enforceable against SSE and BSC in accordance with their terms, subject, as to enforceability, to bankruptcy, insolvency, and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

4.5.2           Neither the execution and delivery of this Agreement or the Bank Merger Agreement by SSE or BSC, nor consummation of the transactions contemplated by this Agreement or the Bank Merger Agreement, nor compliance by SSE with any of the provisions hereof or thereof (i) does or will conflict with or result in a breach of any provisions of the Certificate of Incorporation or Bylaws of SSE or the equivalent documents of the SSE Subsidiaries, (ii) violate, conflict with or result in a breach of any term, condition or provision of, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of SSE or the SSE Subsidiaries pursuant to, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which SSE or any of the SSE Subsidiaries is a party, or by which any of their respective properties or assets may be bound or affected, or (iii) subject to receipt of all required governmental, Board of Director and shareholder approvals, violate any order, writ, injunction, decree, statute, rule or regulation applicable to SSE or any of the SSE Subsidiaries, except for such violations, conflicts, breaches or defaults described in clause (ii) or (iii) which either individually or in the aggregate, will not have a Material Adverse Effect on SSE.

4.5.3           Except for (i) the filing of applications and notices with, and the consents and approvals of, as applicable, the Bank Regulators, (ii) the filing of the Proxy Statement with the SEC, (iii) the approval of this Agreement and the Bank Merger Agreement and the transactions contemplated by this Agreement and the Bank Merger Agreement by: (a) the requisite vote of the shareholders of SSE; (b) the Commissioner of the State of Connecticut Department of Banking; and (c) the FDIC, (iv) the filing of Certificates of Merger, this Agreement and the Bank Merger Agreement and the approval of the Commissioner of the Department with the Connecticut Secretary of the State pursuant to the CBCA and other applicable laws with respect to the Merger and the Bank Merger, and (v) the filing of applications and notices, as applicable, with the Federal Reserve Board pursuant to the BHCA, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary on the part of SSE or BSC in connection with the execution and delivery by SSE or BSC of this Agreement and the Bank Merger Agreement and the consummation of the Merger and the Bank Merger by SSE and BSC.

4.5.4           As of the date hereof, SSE is not aware of any reasons relating to SSE (including without limitation Community Reinvestment Act compliance) why all consents and approvals shall not be procured from all regulatory agencies having jurisdiction over the Merger and the Bank Merger or as shall be necessary for (i) consummation of the Merger and the Bank Merger, and (ii) the continuation by Liberty after the Effective Time of the Merger and the Bank Merger of SSE and BSC, free of any conditions or requirements which could have a Material Adverse Effect on the business of Liberty.

4.6          Securities Documents and Regulatory Reports.

4.6.1           Except as set forth in Section 4.6.1 of the SSE Disclosure Schedule, since December 31, 2009 SSE has timely filed, including those filed within the period permitted by Rule 12b-25 of the Exchange Act, with the SEC all Securities Documents required by the Securities Laws and such Securities Documents, as the same may have been amended, complied as to form in all material respects with the Securities Laws and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.6.2           Except as set forth in Section 4.6.2 of the SSE Disclosure Schedule, since December 31, 2009, SSE has duly filed with the Bank Regulators in correct form the reports required to be filed under applicable laws and regulations and such reports were complete and accurate in all material respects and in compliance in all material respects with the requirements of applicable laws and regulations. Except as set forth in Section 4.6.2 of the SSE Disclosure Schedule, in connection with the federal and state examinations of SSE and BSC subsequent to January 1, 2011 and any outstanding enforcement action set forth in Section 4.6.2 of the Disclosure Schedule, SSE and BSC are not required to have completed, corrected or changed any material action, procedure or proceeding which SSE believes has not been completed, corrected or changed as required as of the date hereof to the reasonable satisfaction of the Bank Regulators.

4.7          Financial Statements.

4.7.1           SSE has previously delivered or made available to Liberty accurate and complete copies of the SSE Financial Statements which, in the case of audited SSE Financial Statements, are accompanied by the audit reports of its independent public accountants. The SSE Financial Statements referred to herein, as well as the SSE Financial Statements to be delivered pursuant to Section 6.4 hereof, fairly present or will fairly present, as the case may be, in all material respects (including the related notes in each case where applicable) the consolidated financial condition of SSE as of the respective dates set forth therein, and the consolidated results of operations, shareholders’ equity and cash flows of SSE for the respective periods or as of the respective dates set forth therein.

4.7.2           Each of the SSE Financial Statements referred to in Section 4.7.1 has been prepared in accordance with GAAP during the periods involved, except as stated therein or, in the case of unaudited interim SSE Financial Statements, the absence of footnotes and customary year-end adjustments. The audits of SSE and the SSE Subsidiaries have been conducted in accordance with generally accepted auditing standards. The books and records of SSE and the SSE Subsidiaries are being maintained in compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of SSE and the SSE Subsidiaries. The minute books of SSE and the SSE Subsidiaries contain complete and accurate records of all meetings and other corporate actions of their respective shareholders and Boards of Directors (including all committees) authorized at such meetings held or taken since December 31, 2009 through the date of this Agreement.

4.7.3           Except as set forth in Section 4.7.3 of the SSE Disclosure Schedule, at the date of each balance sheet included in the SSE Financial Statements, neither SSE or any of the SSE Subsidiaries had any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such SSE Financial Statements or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

4.8          Material Adverse Effect. Since December 31, 2011 to the date hereof (i) each of SSE and the SSE Subsidiaries has conducted its respective business in the ordinary and usual course (excluding (x) the incurrence of expenses in connection with this Agreement and the Bank Merger Agreement, (y) the transactions contemplated by this Agreement and the Bank Merger Agreement and (z) any matter disclosed in any SSE Disclosure Schedule), and (ii) no event has occurred or circumstance arisen that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on SSE.

4.9          Environmental Matters.

4.9.1           Except as set forth in Section 4.9.1 of the SSE Disclosure Schedule, with respect to SSE and the SSE Subsidiaries:

(a)              Each of SSE and the SSE Subsidiaries, and to the Knowledge of SSE each of the Participation Facilities and the Loan Properties, are in compliance with, and are not in violation of or liable under, any Environmental Laws;

(b)              There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending and to the Knowledge of SSE there is no such action threatened, before any court, governmental agency or other forum against it or any of the SSE Subsidiaries or any Participation Facility (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern, whether or not occurring at or on a site currently or formerly owned, leased or operated by it or any of the SSE Subsidiaries or any Participation Facility or (z) with respect to any property at or to which Materials of Environmental Concern were generated, manufactured, refined, transported, transferred, imported, used, disposed, treated, or processed by SSE or any of the SSE Subsidiaries or any Participation Facility or from which Materials of Environmental Concern have been transported, treated, stored, handled, transferred, disposed, recycled, or received;

(c)              To the Knowledge of SSE, there is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending and to the Knowledge of SSE no such action is threatened before any court, governmental agency or other forum relating to or against any Loan Property (or SSE or any of the SSE Subsidiaries in respect of such Loan Property) (x) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern;

(d)              The real properties, leasehold or other interest in real property currently or formerly owned or operated by SSE or any of the SSE Subsidiaries (including, without limitation, soil, groundwater or surface water on, under or geologically or hydrologically adjacent to the properties, and buildings thereon) are not, to the Knowledge of SSE, contaminated with and do not otherwise contain any Materials of Environmental Concern;

(e)              Neither SSE nor any of the SSE Subsidiaries has received any written notice, demand letter, executive or administrative order, directive or request for information from any federal, state, local or foreign governmental entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law;

(f)              To the Knowledge of SSE, there are no underground storage tanks on, in or under any properties currently or formerly owned or operated by SSE or any of the SSE Subsidiaries or any Participation Facility, and no underground storage tanks have been closed or removed from any properties currently or formerly owned or operated by SSE or any of the SSE Subsidiaries or any Participation Facility; and

(g)              During the period of (i) SSE’s or any of the SSE Subsidiaries’ ownership or operation of any of their respective currently or formerly owned or operated properties or (ii) SSE’s or any of the SSE Subsidiaries’ participation in the management of any Participation Facility, there has been no contamination by or release of Materials of Environmental Concern in, on, under or affecting such properties. Prior to the period of (i) SSE’s or any of the SSE Subsidiaries’ ownership or operation of any of their respective currently or formerly owned or operated properties or (ii) SSE’s or any of the SSE Subsidiaries’ participation in the management of any Participation Facility, SSE has no Knowledge of any contamination by or release of Materials of Environmental Concern in, on, under or affecting such properties.

4.9.2           “Loan Property” means any property (including a leasehold interest therein) in which the applicable party (or a Subsidiary of it) currently holds a security interest or has held a security interest within the past five (5) years. “Participation Facility” means any facility in which the applicable party (or a Subsidiary of it) currently participates or formerly participated in the management (including all property held as trustee or in any other fiduciary capacity) and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

4.9.3           Except as set forth in Section 4.9.3 of the SSE Disclosure Schedule, SSE does not possess and has not conducted or arranged for the conduct of any environmental studies, reports, analyses, tests or monitoring during the past ten (10) years with respect to any properties currently or formerly owned or leased by SSE or any of the SSE Subsidiaries or any Participation Facility. SSE has delivered to Liberty true and complete copies and results of any and all such schedules, reports, analyses, tests or monitoring.

4.9.4           Except as set forth in Section 4.9.4 of the SSE Disclosure Schedule, to the Knowledge of SSE, no real property currently or formerly owned or leased by SSE or any of the SSE Subsidiaries, no Loan Property, and no Participation Facility meets the statutory criteria of an “Establishment” as such term is defined pursuant to the Connecticut Transfer Act, Connecticut General Statutes §§ 22a-134 et seq. Except as set forth in Section 4.9.4 of the SSE Disclosure Schedule, to the Knowledge of SSE no condition exists at any real property currently or formerly owned or leased by SSE or any of the SSE Subsidiaries, any Loan Property or any Participation Facility that would require investigation, remediation, or post-remediation or natural attenuation monitoring under the Connecticut Department of Environmental Protection’s Remediation Standard Regulations, Regulations of Connecticut State Agencies §§ 22a-133k-1 et seq.

4.10        Tax Matters.

4.10.1         Each of SSE and the SSE Subsidiaries (taking into account any extension of time within which to file which has not expired) has timely filed all Tax Returns required by applicable law to be filed by them in respect of all applicable Taxes required to be paid through the date hereof and will timely file any such Tax Returns required to be filed prior to the Effective Time of the Merger with respect to Taxes required to be paid through the Effective Time of the Merger. SSE and the SSE Subsidiaries have paid, or where payment is not required to have been made, have set up an adequate reserve or accrual for the payment of, all Taxes required to be paid in respect of the periods covered by such Tax Returns and, as of the Effective Time of the Merger, will have paid, or where payment is not required to have been made, will have set up an adequate reserve or accrual for the payment of, all Taxes for any subsequent periods ending on or prior to the Effective Time of the Merger. Neither SSE nor any of the SSE Subsidiaries will have any liability for any such Taxes in excess of the amounts so paid or reserves or accruals so established. As of the date hereof, except as disclosed in Section 4.10.1 of the SSE Disclosure Schedule, no audit, examination or deficiency or refund litigation with respect to any Tax Returns filed by SSE or any of the SSE Subsidiaries is pending or threatened and there is no basis for any Tax authority to assess any additional Taxes for any period for which Tax Returns have been filed.

4.10.2         Each of SSE and the SSE Subsidiaries has withheld and paid all Taxes required to be paid in connection with amounts paid to any employee, independent contractor, creditor, stockholder or other third party.

4.10.3         All Tax Returns filed by SSE and the SSE Subsidiaries are complete and accurate in all material respects. Except as set forth in Section 4.10.3 of the SSE Disclosure Schedule, neither SSE nor any of the SSE Subsidiaries is delinquent in the payment of any Tax, assessment or governmental charge, or has requested any extension of time within which to file any Tax Returns in respect of any fiscal year or portion thereof which have not since been filed. Except as set forth in Section 4.10.3 of the SSE Disclosure Schedule, the Tax Returns of SSE and the SSE Subsidiaries have been examined by the applicable tax authorities (or are closed to examination due to the expiration of the applicable statute of limitations) and no deficiencies for any Tax, assessment or governmental charge have been proposed, asserted or assessed (tentatively or otherwise) against SSE or the any of the SSE Subsidiaries as a result of such examinations or otherwise which have not been settled and paid. Except as set forth in Section 4.10.3 of the SSE Disclosure Schedule, the Tax Returns of SSE and the SSE Subsidiaries filed within six years prior to the date of this Agreement have not been examined by the applicable tax authorities. There are currently no agreements in effect with respect to SSE or any of the SSE Subsidiaries to extend the period of limitations for the assessment or collection of any Tax and no power of attorney has been granted by SSE or any of the SSE Subsidiaries with respect to any Tax matter currently in force. No claim has ever been made by an authority in a jurisdiction where SSE or any of the SSE Subsidiaries do not file Tax Returns that SSE or any of the SSE Subsidiaries are or may be subject to taxation by that jurisdiction. There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of SSE or any of the SSE Subsidiaries.

4.10.4         Except as set forth in Section 4.10.4 of the SSE Disclosure Schedule, neither SSE nor any of the SSE Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Code §280G (or any corresponding provision of state, local or foreign Tax law) and (ii) any amount that will not be fully deductible as a result of Code §162(m) (or any corresponding provision of state, local or foreign Tax law). Neither SSE nor any of the SSE Subsidiaries has been a United States real property holding corporation within the meaning of Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(A)(ii). Each of SSE and the SSE Subsidiaries have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code §6662. Neither SSE nor any of the SSE Subsidiaries is a party to or bound by any Tax allocation or sharing agreement. Except as set forth in Section 4.10.4 of the SSE Disclosure Schedule, neither SSE nor any of the SSE Subsidiaries (A) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was SSE or any of the SSE Subsidiaries) or (B) has any Liability for the Taxes of any Person (other than SSE or the SSE Subsidiaries) under Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

4.10.5         Except as set forth in Section 4.10.5 of the SSE Disclosure Schedule, neither SSE nor any of the SSE Subsidiaries (i) is a party to any agreement providing for the allocation or sharing of taxes (ii) is required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by SSE or any of the SSE Subsidiaries (nor does SSE have any Knowledge that the Internal Revenue Service has proposed any such adjustment or change of accounting method) or (iii) has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply. Neither SSE nor any of the SSE Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) intercompany transaction or excess loss account described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) prepaid amount received on or prior to the Closing Date.

4.10.6         As used in this Agreement, “Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, highway, estimated or other tax of any kind whatsoever, including any interest, penalties or addition thereto, whether disputed or not, imposed by any government or quasi-government authority; and “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

4.10.7         Neither SSE nor any of the SSE Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code §355 or Code §361.

4.10.8         Neither SSE nor any of the SSE Subsidiaries owns an interest that is on the Closing Date treated as a partnership for purposes of Subchapter K of the Code, a “controlled foreign corporation” within the meaning of Code § 957, a “passive foreign investment company” within the meaning of Code §1297, or any other entity that under the Code allocates items of income, gain, deduction and expense among its owners whether or not distributed.

4.11        Legal Proceedings. Except as set forth in Section 4.11 of the SSE Disclosure Schedule, there are no actions, suits, claims, governmental investigations or proceedings instituted, pending or, to the Knowledge of SSE, threatened against SSE or any of the SSE Subsidiaries or against any asset, interest or right of SSE or any of the SSE Subsidiaries, or to the Knowledge of SSE, against any officer, director or employee of any of them, and neither SSE nor any of the SSE Subsidiaries is a party to any order, judgment or decree.

4.12        Compliance with Laws.

4.12.1         Each of SSE and the SSE Subsidiaries has all material permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business in all material respects as it is currently being conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect; and to the Knowledge of SSE, no suspension or cancellation of any of the same is threatened.

4.12.2         Except as set forth in Section 4.12.2 of the SSE Disclosure Schedule, neither SSE nor any of the SSE Subsidiaries is in violation of its respective Certificate of Incorporation, Charter or other chartering instrument or Bylaws, or to the Knowledge of SSE, in violation of any applicable federal, state or local law or ordinance or any order, rule or regulation of any federal, state, local or other governmental agency or body (including, without limitation, all banking (including without limitation all regulatory capital requirements), municipal securities, insurance, safety, health, zoning, anti-discrimination, antitrust, and wage and hour laws, ordinances, orders, rules and regulations), or in default with respect to any order, writ, injunction or decree of any court, or in default under any order, license, regulation or demand of any governmental agency and, to the Knowledge of SSE, SSE along with its executive officers and directors is not in violation of any Securities Laws; and neither SSE nor any of the SSE Subsidiaries has received any written notice or communication from any federal, state or local governmental authority asserting that SSE or any of the SSE Subsidiaries is in violation of any of the foregoing, which violation has not been corrected on a prospective basis in all material respects. Except as set forth in Section 4.12.2 of SSE Disclosure Schedule, neither SSE nor any of the SSE Subsidiaries is subject to any regulatory or supervisory cease and desist order, agreement, written directive, memorandum of understanding or written commitment (other than those of general applicability to all banks or holding companies), and neither of them has received any written communication requesting that it enter into any of the foregoing. Since December 31, 2011, no regulatory agency has initiated any proceeding or, to the Knowledge of SSE, investigation into the business or operations of SSE or any of the SSE Subsidiaries. Except as set forth in Section 4.12.2 of the SSE Disclosure Schedule, SSE has not received any objection from any regulatory agency to SSE’s response to any violation, criticism or exception with respect to any report or statement relating to any examination of SSE or any of the SSE Subsidiaries.

4.12.3         SSE was rated “Satisfactory” following its most recent Community Reinvestment Act examination by the regulatory agency responsible for its supervision. SSE has not received any notice of and has no Knowledge of any planned or threatened objection by any community group to the Merger or the Bank Merger.

4.13        Certain Information. None of the information supplied by SSE relating to SSE and the SSE Subsidiaries to be included or incorporated by reference in the Proxy Statement, as of the date(s) such Proxy Statement is mailed to shareholders of SSE, and up to and including the date of the meeting of shareholders to which such Proxy Statement relates, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date. The Proxy Statement mailed by SSE to its shareholders in connection with the SSE Shareholders Meeting will comply in all material respects with the Exchange Act and the rules and regulations promulgated pursuant thereto, including federal and state anti-fraud provisions.

4.14        Employee Benefit Plans.

4.14.1         SSE has set forth in Section 4.14.1 of the SSE Disclosure Schedule all SSE Employee Plans and SSE has previously furnished or made available to Liberty accurate and complete copies of the same together with (i) the annual reports filed with any governmental agency for any qualified or non-qualified plans for the last two (2) plan years, (ii) the summary annual report provided to participants for the last two (2) plan years; and (iii) all rulings and determination letters and any open requests for rulings or letters that pertain to any qualified plan.

4.14.2         None of SSE, the SSE Subsidiaries, any pension plan maintained by any of them and qualified under Section 401 of the Code or, to the Knowledge of SSE, any fiduciary of such plan has incurred any liability to the or the Internal Revenue Service with respect to any employees of SSE or the SSE Subsidiaries.

4.14.3         Neither SSE nor any of the SSE Subsidiaries participates or has participated in or contributed to any “multi-employer plan” or any “defined benefit plan” (as those terms are defined in Section 3(37) and Section 3(35), respectively, of ERISA). No person is considered an affiliated employer with SSE under Section 4001(b) (1) of ERISA or Section 414 of the Code (an “ERISA Affiliate”). Neither SSE, nor any SSE Employee Plan, nor any trust created thereunder has engaged in a transaction in connection with which SSE, any SSE Employee Plan, or any such trust or any trustee or administrator thereof, is subject to either a civil liability or penalty pursuant to Section 409, 502(i) or 502(1) of ERISA or a tax imposed pursuant to Chapter 43 of the Code.

4.14.4         Except as set forth in Section 4.14.4 of the SSE Disclosure Schedule, a favorable determination letter has been issued by the Internal Revenue Service, with respect to each SSE Employee Plan which is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) (a “SSE Pension Plan”) which is intended to qualify under Section 401 of the Code, to the effect that such plan is qualified under Section 401 of the Code and the trust associated with such employee pension plan is tax exempt under Section 501 of the Code. No such letter has been revoked or, to the Knowledge of SSE, is threatened to be revoked, and SSE has no Knowledge of any ground on which such revocation may be based. Except as set forth in Section 4.14.4 of the SSE Disclosure Schedule, neither SSE nor any of the SSE Subsidiaries has any current liability under any such plan that was required to be reflected as a liability on the Financial Statements as of September 30, 2012 under GAAP, which was not reflected on the consolidated statement of financial condition of SSE at September 30, 2012 included in the SSE Financial Statements.

4.14.5         No prohibited transaction (which shall mean any transaction prohibited by Section 406 of ERISA and not exempt under Section 408 of ERISA or Section 4975 of the Code) has occurred with respect to any SSE Employee Plan which would result in the imposition, directly or indirectly, of a material excise tax on SSE under Section 4975 of the Code.

4.14.6         Except as specifically identified in Section 4.14.6 of the SSE Disclosure Schedule, neither SSE nor any of the SSE Subsidiaries has any obligations for post-retirement or post-employment benefits under any SSE Employee Plan that cannot be amended or terminated upon sixty (60) or fewer days notice without incurring any liability thereunder, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the Code, or similar state law, the cost of which is borne by the insured individual. Full payment has been made (or proper accruals have been established) of all contributions which are required for periods prior to the date hereof, and full payment will be so made (or proper accruals will be so established) of all contributions which are required for periods after the date hereof and prior to the Effective Time of the Merger, under the terms of each SSE Employee Plan or ERISA; no accumulated funding deficiency (as defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived, exists with respect to any SSE Pension Plan, and there is no “unfunded current liability” (as defined in Section 412 of the Code) with respect to any SSE Pension Plan.

4.14.7         The SSE Employee Plans have been operated in compliance in all material respects with the applicable provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder and all other applicable governmental laws and regulations.

4.14.8         There are no pending or, to the Knowledge of SSE, threatened claims (other than routine claims for benefits) by, on behalf of or against any of the SSE Employee Plans or any trust related thereto or any fiduciary thereof.

4.14.9         Section 4.14.9 of the SSE Disclosure Schedule sets forth (i) the maximum amount that could be paid to each executive officer of SSE or the SSE Subsidiaries as a result of the transactions contemplated by this Agreement under all employment, severance, and termination agreements, other compensation arrangements and SSE Employee Plans currently in effect; and (ii) the estimated “base amount” (as such term is defined in Section 280G(b)(3) of the Code) for each such individual calculated as of the date of this Agreement based on 2012 compensation.

4.14.10       Except as set forth in Section 4.14.10 of the SSE Disclosure Schedule, no compensation payable by SSE or the SSE Subsidiaries to any of their employees under any SSE Employee Plan (including by reason of the transactions contemplated by this Agreement) will be subject to disallowance under Section 162(m) of the Code.

4.14.11       Except as set forth in Section 4.14.11 of the SSE Disclosure Schedule, with respect to any SSE Employee Plan which is an employee welfare benefit plan (within the meaning of ERISA Section 3(1) (a “SSE Welfare Plan”): (i) each such SSE Welfare Plan which is intended to meet the requirements for tax-favored treatment under Subchapter B of Chapter 1 of the Code meets such requirements; (ii) there is no disqualified benefit (as such term is defined in Code Section 4976(b)) which would subject SSE to a tax under Code Section 4976(a); (iii) each and every SSE Welfare Plan which is a group health plan (as such term is defined in Code Sections 5000(b)(1)) complies and in each and every case has complied with the applicable requirements of Code Section 4980B; and (iv) each such SSE Welfare Plan (including any such plan covering former employees of SSE or the SSE Subsidiaries) may be amended or terminated by SSE or Liberty on or at any time after the Effective Date of the Merger without incurring liability thereunder except as required to satisfy the terms of such SSE Welfare Plan.

4.15        Certain Contracts.

4.15.1         Neither SSE nor any of the SSE Subsidiaries is in default or non-compliance under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party or by which its assets, business or operations may be bound or affected, whether entered into in the ordinary course of business or otherwise and whether written or oral, and to the Knowledge of SSE there has not occurred any event that with the lapse of time or the giving of notice, or both, would constitute such a default or non-compliance.

4.15.2         Except as set forth in Section 4.15.2 of the SSE Disclosure Schedule, neither SSE nor any of the SSE Subsidiaries is a party to, is bound or affected by, receives, or is obligated to pay benefits under:

(a)              any agreement, arrangement, policy or commitment, including without limitation any agreement, indenture or other instrument, relating to the borrowing of money by SSE or any of the SSE Subsidiaries (other than in the case of BSC deposits, Federal Reserve or Federal Home Loan Bank advances, federal funds purchased and securities sold under agreements to repurchase in the ordinary course of business) or the guarantee by SSE or any of the SSE Subsidiaries of any obligation;

(b)              any agreement, arrangement, policy or commitment relating to the employment of a consultant or the employment, election or retention in office of any present or former director, officer or employee of SSE or any of the SSE Subsidiaries;

(c)              any agreement, arrangement, policy or understanding pursuant to which any payment (whether of severance pay or otherwise) became or may become due to any director, officer or employee of SSE or any of the SSE Subsidiaries upon execution of this Agreement or the Bank Merger Agreement or upon or following consummation of the transactions contemplated by this Agreement or the Bank Merger Agreement (either alone or in connection with the occurrence of any additional acts or events);

(d)              any agreement, arrangement, policy or understanding pursuant to which SSE or any of the SSE Subsidiaries is obligated to indemnify any director, officer, employee or agent of SSE or any of the SSE Subsidiaries;

(e)              any agreement, arrangement, policy or understanding to which SSE or any of the SSE Subsidiaries is a party or by which any of the same is bound which limits the freedom of SSE or any of the SSE Subsidiaries to compete in any line of business or with any person;

(f)               any assistance agreement, supervisory agreement, memorandum of understanding, consent order, cease and desist order or condition of any regulatory order or decree with or by any Bank Regulator;

(g)              any agreement (other than any agreement with a banking customer for the provision of banking services entered into by SSE or any of the SSE Subsidiaries in the ordinary course of business) that involves a payment or series of payments of more than $50,000 in any one (1) year from or to SSE or any of the SSE Subsidiaries;

(h)              any agreement, arrangement or understanding, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the Bank Merger Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or the Bank Merger Agreement; or

(i)               any other agreement, arrangement or understanding that would be required to be filed as an exhibit to SSE’s Annual Report on Form 10-K under the Exchange Act, which has not been so filed.

4.16        Brokers and Finders. Except as set forth in Section 4.16 of the SSE Disclosure Schedule, neither SSE nor any of the SSE Subsidiaries nor any of their respective directors, officers or employees, has employed any broker or finder or incurred any liability for any broker or finder fees or commissions in connection with the transactions contemplated by this Agreement or the Bank Merger Agreement.

4.17        Insurance. SSE and each of the SSE Subsidiaries are insured for reasonable amounts with reputable insurance companies against such risks as management of SSE and the SSE Subsidiaries reasonably has determined to be prudent for companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by contracts currently in effect and applicable laws and regulations. Section 4.17 of the SSE Disclosure Schedule sets forth all policies of insurance maintained by SSE or the SSE Subsidiaries as of the date hereof and any claims thereunder in excess of $25,000 since December 31, 2011. Since December 31, 2011, neither SSE nor any of the SSE Subsidiaries has received any notice of termination of any such insurance coverage or increase in the premiums therefor or has any reason to believe that any such insurance coverage will be terminated or the premiums therefor increased (except for increases in premiums in the ordinary course of business).

4.18        Properties. Section 4.18 of the SSE Disclosure Schedule sets forth the street address of all real property in which SSE or the SSE Subsidiaries has an ownership or leasehold interest (specifying, as to each, whether owned or leased) and identifies all properties on which SSE operates a bank branch. All real and personal property owned by SSE or the SSE Subsidiaries or presently used by any of them in its respective business are in good condition (ordinary wear and tear excepted) and are sufficient to carry on its business in the ordinary course of business consistent with their past practices. Each of SSE and the SSE Subsidiaries has good and marketable title free and clear of all material liens, encumbrances, charges, defaults or equities (other than equities of redemption under applicable foreclosure laws) to all of the properties and assets, real and personal, reflected on the consolidated statement of financial condition of SSE contained in the SSE Financial Statements dated December 31, 2011 or acquired, through merger or otherwise, after such date (other than those disposed of for fair value after such date), except (i) liens for current taxes not yet due or payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of its banking business, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent, and (iv) as reflected on the consolidated statement of financial condition of SSE contained in the SSE Financial Statements dated December 31, 2011.  Except as disclosed in Section 4.18 of the SSE Disclosure Schedule, all real and personal property leased or licensed by SSE or the SSE Subsidiaries are held pursuant to leases or licenses that are valid and enforceable in accordance with their respective terms subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles, each such real property lease is transferable to Liberty and no such real property lease will terminate or lapse prior to March 1, 2016.

4.19        Labor. No work stoppage involving SSE or any of the SSE Subsidiaries is pending or threatened. Neither SSE nor any of the SSE Subsidiaries is involved in, threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding involving its employees. No employees of SSE or any of the SSE Subsidiaries are represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees, and to the Knowledge of SSE, there have been no efforts to unionize or organize any employees of SSE or any of the SSE Subsidiaries.

4.20        Certain Transactions. Neither SSE nor any of SSE Subsidiaries has been a party to any off-balance-sheet transactions involving interest rate and currency swaps, options and futures contracts, or any other similar derivative transactions, except as set forth in Section 4.20 of the SSE Disclosure Schedule.

4.21        Fairness Opinion. SSE has received an opinion from Sterne Agee & Leach, Inc. to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date thereof, the Merger Consideration to be received by the shareholders of SSE pursuant to this Agreement is fair to such shareholders from a financial point of view, and Sterne Agee & Leach, Inc. has consented to the inclusion of such written opinion in the Proxy Statement.

4.22        Loan Portfolio.

4.22.1         The allowance for possible losses reflected in SSE’s consolidated statement of financial condition contained in the SSE Financial Statements dated September 30, 2012 was, and the allowance for possible losses shown on the balance sheets in SSE’s Regulatory Filings for dates after September 30, 2012 will be, calculated in all material respects, as of the dates thereof, in accordance with GAAP.

4.22.2         Section 4.22.2 of the SSE Disclosure Schedule sets forth a listing, as of September 30, 2012 by account, of: (A) all loans, (1) that are contractually past due ninety (90) days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that as of the date of this Agreement are classified as “Impaired” (as contemplated under FAS 114), “Special Mention”, “Substandard”, “Doubtful”, “Loss”, “Classified”, “Criticized”, “Watch List”, or words of similar import, together with the principal amount of and accrued and unpaid interest on each such loan and the identity of the obligor thereunder, (4) where a reasonable doubt exists as to the timely future collectability of principal and/or interest, whether or not interest is still accruing or the loans are less than ninety (90) days past due, (5) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (6) where a specific reserve allocation exists in connection therewith, and (B) all assets classified by SSE as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

4.22.3         All loans receivable (including discounts) and accrued interest entered on the books of SSE and the SSE Subsidiaries arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of SSE’s or the SSE Subsidiaries’ respective business, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are, in all material respects, valid, true and genuine and are what they purport to be, except as set forth in Section 4.22.3 of the SSE Disclosure Schedule. The loans, discounts and the accrued interest reflected on the books of SSE and the appropriate SSE Subsidiaries are to the Knowledge of SSE subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity. Except as set forth in Section 4.22.3 of the SSE Disclosure Schedule, all such loans are owned by SSE or the appropriate SSE Subsidiaries free and clear of any liens.

4.22.4         All pledges, mortgages, deeds of trust and other collateral documents or security instruments relating to all notes or other evidences of indebtedness referred to in Section 4.22.3 are, in all material respects, valid, true and genuine, and what they purport to be.

4.23        Required Vote; Inapplicability of Anti-takeover Statutes.

4.23.1         The affirmative vote of the holders of a majority of the outstanding shares of SSE Common Stock outstanding and entitled to vote is necessary to approve this Agreement and the transactions contemplated by this Agreement on behalf of SSE.

4.23.2         No “fair price,” “moratorium,” “control share acquisition” or other form of anti-takeover statute or regulation or provision of SSE’s Certificate of Incorporation or By-Laws is applicable to this Agreement and the transactions contemplated by this Agreement.

4.24        Material Interests of Certain Persons. Except as set forth in Section 4.24 of the SSE Disclosure Schedule, no officer or director of SSE or any of the SSE Subsidiaries, or any “associate” (as such term is defined in Rule 14a-l under the Exchange Act) of any such officer or director, (i) has any material interest in any contract or property (real or personal), tangible or intangible, used in or pertaining to the business of SSE or any of the SSE Subsidiaries, or (ii) is indebted to, or has the right under a line of credit to borrow from, SSE or any of the SSE Subsidiaries in an amount greater than $100,000.

4.25        Joint Ventures. Section 4.25 of the SSE Disclosure Schedule sets forth (i) the identities of all Joint Ventures in which SSE or any of the SSE Subsidiaries is participating, (ii) a list of agreements relating to such Joint Ventures, (iii) the identities of the other participants in the Joint Venture, (iv) the percentage of the Joint Venture owned by each participant, (v) copies of the most recent available financial statements (on an audited basis if available) of such Joint Ventures, and (vi) the amount of the investment or contractually binding commitment of SSE or the SSE Subsidiaries to invest in such Joint Venture.

4.26        Intellectual Property. SSE and each of the SSE Subsidiaries owns or possesses valid and binding licenses and other rights to use without payment of any material amount all material patents, trademarks, trade names, service marks, copyrights and any applications therefor, schematics, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer programs and applications (in both source code and object code form) and tangible and intangible proprietary information or material that are used in their businesses (“Intellectual Property”), and all such Intellectual Property is described in Section 4.26 of the SSE Disclosure Schedule. Neither SSE nor any of the SSE Subsidiaries has any material undisclosed liability with respect to (i) the Intellectual Property or (ii) licenses, sublicenses and other agreements as to which SSE or any of the SSE Subsidiaries is a party and pursuant to which SSE or any of the SSE Subsidiaries is authorized to use any third party patents, trademarks or copyrights, including software which are incorporated in, or form a part of any SSE or any SSE Subsidiaries’ product.

4.27        Disclosures. None of the representations and warranties of SSE and BSC or any of the written information or documents furnished or to be furnished by SSE and BSC to Liberty or the Acquisition Corporation in connection with or pursuant to this Agreement or the Bank Merger Agreement or the consummation of the transactions contemplated by this Agreement or the Bank Merger Agreement (including the Merger and the Bank Merger), when considered as a whole, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to be stated or necessary to make any such information or document, in light of the circumstances, not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF LIBERTY

Liberty represents and warrants to SSE that the statements contained in this Article V are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article V), except as set forth in the Liberty Disclosure Schedule delivered by Liberty to SSE on the date hereof and except as to any representation or warranty which specifically relates to an earlier date. No representation or warranty of Liberty contained herein shall be deemed untrue or incorrect, and Liberty shall not be deemed to have breached a representation or warranty, on account of the existence of any fact, circumstance or event, unless, as a direct or indirect consequence of such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph in this Article V, as applicable, there is reasonably likely to exist a Material Adverse Effect. The mere inclusion of an item in the Liberty Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Liberty that such item represents a material exception or fact, event or circumstance or that, absent such inclusion in the Liberty Disclosure Schedule, such item is or would be reasonably likely to result in a Material Adverse Effect.

5.1          Capital Structure. Liberty is a Connecticut-chartered savings bank in mutual form and, as a result, has no authorized or outstanding capital stock.

5.2          Organization, Standing and Authority of Liberty.

5.2.1           Liberty is a mutual savings bank duly organized and in legal existence under the laws of the State of Connecticut with full corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, and is duly licensed or qualified to do business and is in good standing or legal existence, as appropriate, in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect. The deposit accounts of Liberty are insured by the FDIC  to the maximum extent permitted by the FDIA. Liberty has paid all premiums and assessments required by the FDIC. Liberty has heretofore delivered or made available to SSE and BSC, true and complete copies of the Certificate of Incorporation and Bylaws of Liberty as in effect on the date hereof.

5.2.2           The Acquisition Corporation, on the date it becomes a party to this Agreement, will be duly organized, validly existing and in good standing under the laws of the State of Connecticut.  On and after the date the Acquisition Corporation becomes a party to this Agreement, Liberty will own all of the issued and outstanding shares of capital stock of the Acquisition Corporation, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares of capital stock will be duly authorized and validly issued and fully paid, nonassessable and free of preemptive rights.

5.3          Authorized and Effective Agreement.

5.3.1           Liberty has all requisite corporate power and authority to enter into this Agreement and the Bank Merger Agreement and (subject to receipt of all necessary governmental approvals) to perform all of its obligations under this Agreement and the Bank Merger Agreement. The execution and delivery of this Agreement and the Bank Merger Agreement and the consummation of the transactions contemplated by this Agreement and the Bank Merger Agreement have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Liberty.

This Agreement and the Bank Merger Agreement have been duly and validly executed and delivered by Liberty and, assuming due authorization, execution and delivery by SSE and BSC, constitutes the legal, valid and binding obligation of Liberty, enforceable against Liberty in accordance with their terms, subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

5.3.2           Neither the execution and delivery of this Agreement or the Bank Merger Agreement, nor consummation of the transactions contemplated by this Agreement or the Bank Merger Agreement, nor compliance by Liberty with any of the provisions hereof or thereof (i) does or will conflict with or result in a breach of any provisions of the Certificate of Incorporation or Bylaws of Liberty, (ii) violate, conflict with or result in a breach of any term, condition or provision of, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of Liberty pursuant to, any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Liberty is a party, or by which any of its properties or assets may be bound or affected, or (iii) subject to receipt of all required governmental and Board of Director approvals, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Liberty, except for such violations, conflicts, breaches or defaults described in clause (ii) or (iii) which either individually or in the aggregate, will not have a Material Adverse Effect on Liberty.

5.3.3           The Acquisition Corporation, on the date it becomes a party to this Agreement, will have all requisite corporate power and authority to enter into this Agreement and (subject to the receipt of all necessary governmental approvals) to perform all of its obligations under this Agreement.  On the date it becomes a party to this Agreement, no other corporate proceedings on the part of the Acquisition Corporation will be necessary to consummate the transactions contemplated by this Agreement. This Agreement, upon execution and delivery by the Acquisition Corporation, will be duly and validly executed and delivered by the Acquisition Corporation, and will constitute the legal, valid and binding obligation of the Acquisition Corporation, enforceable against the Acquisition Corporation in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

5.3.4           Except for (i) the filing of applications and notices with, and the consents and approvals, as applicable, of the Bank Regulators, (ii) the filing of Certificates of Merger, this Agreement and the Bank Merger Agreement, and the approval of the Commissioner of the Department with the Secretary of the State of the State of Connecticut pursuant to the CBCA and other applicable law with respect to the Merger and the Bank Merger, and (iii) the filing of applications and notices, as applicable, with the Federal Reserve Board pursuant to the BHCA, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary on the part of Liberty or the Acquisition Corporation in connection with the execution and delivery by Liberty and the Acquisition Corporation, as applicable, of this Agreement and the Bank Merger Agreement and the consummation of the Merger and the Bank Merger by Liberty, the Acquisition Corporation and the Interim Bank, as applicable.

5.3.5           As of the date hereof, Liberty is not aware of any reasons relating to Liberty why all consents and approvals shall not be procured from all regulatory agencies having jurisdiction over the transactions contemplated by this Agreement or the Bank Merger Agreement as shall be necessary for consummation of the transactions contemplated by this Agreement or the Bank Merger Agreement.

5.4          Financial Statements.

5.4.1           Liberty has previously delivered or made available to SSE accurate and complete copies of the Liberty Financial Statements which, in the case of audited Liberty Financial Statements, are accompanied by the audit reports of its independent public accountants. The Liberty Financial Statements have been prepared in accordance with GAAP and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations and cash flows of Liberty and the Liberty Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto.

5.4.2           Each of the Liberty Financial Statements referred to in Section 5.4.1 has been prepared in accordance with GAAP during the periods involved, except as stated therein or, in the case of unaudited interim Liberty Financial Statements, the absence of footnotes and customary year-end adjustments. The audits of Liberty have been conducted in accordance with generally accepted auditing standards. The books and records of Liberty and the Liberty Subsidiaries are being maintained in compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of Liberty and the Liberty Subsidiaries. The minute books of Liberty and each Liberty Subsidiary contain complete and accurate records of all meetings and other corporate actions of their respective shareholders and Boards of Directors (including all committees) authorized at such meetings held or taken since December 31, 2006 through the date of this Agreement.

5.4.3           At the date of each balance sheet included in the Liberty Financial Statements, Liberty did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Liberty Financial Statements or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

5.5          Material Adverse Effect. Since December 31, 2011 to the date hereof (i) Liberty has conducted its business in the ordinary and usual course (excluding (x) the incurrence of expenses in connection with this Agreement and the Bank Merger Agreement , (y) the incurrence of expenses in connection with the transactions contemplated by this Agreement and the Bank Merger Agreement and (z) any matter disclosed in any Liberty Disclosure Schedule), and (ii) no event has occurred or circumstance arisen that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Liberty.

5.6          Certain Information. None of the information supplied by Liberty relating to Liberty and the Liberty Subsidiaries to be included or incorporated by reference in the Proxy Statement, as of the date(s) such Proxy Statement is mailed to shareholders of SSE, and up to and including the date of the meeting of shareholders to which such Proxy Statement relates, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date.

5.7          Compliance with Laws.

5.7.1           Liberty has all material permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business in all material respects as it is currently being conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect; and to the Knowledge of Liberty, no suspension or cancellation of any of the same is threatened.

5.7.2           Liberty is not in violation of its respective Certificate of Incorporation, Charter or other chartering instrument or Bylaws, or to the Knowledge of Liberty, in violation of any applicable federal, state or local law or ordinance or any order, rule or regulation of any federal, state, local or other governmental agency or body (including, without limitation, all banking (including without limitation all regulatory capital requirements), municipal securities, insurance, safety, health, zoning, anti-discrimination, antitrust, and wage and hour laws, ordinances, orders, rules and regulations), or in default with respect to any order, writ, injunction or decree of any court, or in default under any order, license, regulation or demand of any governmental agency and, to the Knowledge of Liberty, Liberty along with its executive officers and directors, is not in violation of any Securities Laws; and Liberty has not received any written notice or communication from any federal, state or local governmental authority asserting that Liberty is in violation of any of the foregoing, which violation has not been corrected on a prospective basis in all material respects. Liberty is not subject to any regulatory or supervisory cease and desist order, agreement, written directive, memorandum of understanding or written commitment (other than those of general applicability to all savings banks), and it has not received any written communication requesting that it enter into any of the foregoing. Since December 31, 2012 no regulatory agency has initiated any proceeding or, to the Knowledge of Liberty, investigation into the business or operations of Liberty. Liberty has not received any objection from any regulatory agency to Liberty’s response to any violation, criticism or exception with respect to any report or statement relating to any examination of Liberty.

5.7.3           Liberty was rated “Outstanding” following its most recent Community Reinvestment Act examination by the regulatory agency responsible for its supervision. Liberty has not received any notice of and has no Knowledge of any planned or threatened objection by any community group to the transactions contemplated by this Agreement or the Bank Merger Agreement.

5.8          Brokers and Finders. Neither Liberty nor any of its directors, officers or employees, has employed any broker or finder or incurred any liability for any broker or finder fees or commissions in connection with the transactions contemplated by this Agreement or the Bank Merger Agreement.

5.9          Disclosures. None of the representations and warranties of Liberty or any of the written information or documents furnished or to be furnished by Liberty to SSE in connection with or pursuant to this Agreement or the consummation of the transactions contemplated by this Agreement, when considered as a whole, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to be stated or necessary to make any such information or document, in light of the circumstances, not misleading.

5.10        Financial Ability. As of the date of this Agreement, Liberty has the financial ability and on the Effective Date of the Merger and through the date of payment of the aggregate amount of cash payable pursuant to Article III hereof, Liberty will have the funds necessary to consummate the Merger and pay the aggregate amount of cash to be paid to holders of SSE Common Stock and Options pursuant to Section 3.3 hereof.

ARTICLE VI

COVENANTS OF SSE AND BSC

6.1          Conduct of Business.

6.1.1           Affirmative Covenants.  Except with the written consent of Liberty, during the period from the date of this Agreement to the Effective Time of the Merger, SSE will operate its business, and it will cause each of the SSE Subsidiaries to operate its business, only in the usual, regular and ordinary course of business; use its reasonable best efforts in good faith to preserve intact its business organization and assets, keep available the present services of the employees, maintain its rights and franchises, and preserve the goodwill of its customers and others with whom business relationships exist; and voluntarily take no action which would or be reasonably likely to (i) adversely affect the ability of SSE or BSC to obtain any necessary approvals of Governmental Entities required for the transactions contemplated by this Agreement or the Bank Merger Agreement or increase the period of time necessary to obtain such approvals, or (ii) adversely affect its ability to perform its covenants and agreements under this Agreement or the Bank Merger Agreement;

6.1.2           Negative Covenants.  SSE agrees that from the date of this Agreement to the Effective Time of the Merger, except as otherwise specifically permitted or required by this Agreement and except to the extent required by law or regulation or any Governmental Entity, or consented to by Liberty in writing, SSE will not, and will cause each of the SSE Subsidiaries not to:

(a)              change or waive any provision of its Certificate of Incorporation, Charter or Bylaws, except as required by law;

(b)              change the number of shares of its authorized capital stock;

(c)               issue any capital stock or issue, grant or accelerate the vesting of any option, restricted stock award, warrant, call, commitment, subscription, right to purchase or agreement of any character relating to the authorized or issued capital stock of SSE or the any of the SSE Subsidiaries, or any securities convertible into shares of such stock; except that SSE may issue shares of SSE Common Stock or permit treasury shares to become outstanding to satisfy currently outstanding and fully vested Options in accordance with the terms of the respective option agreements and the SSE Stock Option Plans described in Section 4.1 hereof;

(d)              effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization, or redeem, repurchase or otherwise acquire any shares of its capital stock;

(e)              declare or pay any dividends or other distributions with respect to SSE Common Stock;

(f)               enter into or terminate any contract or agreement (including without limitation any settlement agreement with respect to litigation) except in the ordinary course of business or except as set forth in Section 6.1.2(f) of the SSE Disclosure Schedule;

(g)              incur any liabilities or obligations (excluding (i) customer deposit accounts, and retail repurchase agreements and (ii) Federal Home Loan Bank advances and federal funds purchased with securities sold under agreement to repurchase in the ordinary course of business consistent with parameters established in consultation with Liberty’s Chief Financial Officer and consistent with the prudent management and past practices of SSE) in excess of $10,000 individually or $25,000 in the aggregate, whether directly or by way of guaranty, including any obligation for borrowed money whether or not evidenced by a note, bond, debenture or similar instrument;

(h)              make any capital expenditures in excess of $5,000 individually or $10,000 in the aggregate, except pursuant to binding commitments existing on the date hereof and as set forth in Section 6.1.2(h) of the SSE Disclosure Schedule and except for expenditures reasonable and necessary to maintain assets in good repair;

(i)               except for commitments issued prior to the date of this Agreement which have not yet expired and renewals of existing credit facilities which are not subject to Special Mention or more severe risk rating which have been disclosed in Section 6.1.2(i) of the SSE Disclosure Schedule, make any new loan (including leasing transactions) or other credit facility commitment or increase any loan or other credit facility commitment to any borrower or group of affiliated borrowers in excess of the following limitations without prior consultation with and approval from Liberty’s Chief Lending Officer (or his designee), which approval shall be deemed to be given unless Liberty provides written objection to SSE by the end of the third Business Day after Liberty receives a written request from SSE for approval:

(i)	residential first mortgage loans which do not fully conform to secondary market underwriting standards;

(ii)	owner occupied and/or “under contract” residential construction loans in excess of $250,000;

(iii)	commercial and industrial loans in excess of $100,000 or $200,000 if properly secured with real estate collateral;

(iv)	commercial real estate loans in excess of $200,000 for owner-occupied and in excess of $100,000 for non-owner occupied;

(v)	commercial construction loans in excess of $100,000;

(vi)	consumer loans (including home equity loans) in excess of $25,000 for secured and in excess of $25,000 unsecured;

(vii)	residential development, acquisition, and construction loans in excess of $75,000;

(viii)	renewal of existing lines of credit subject to Special Mention or more severe risk rating; and

(ix)	loans of new monies to borrowers or borrowing relationships with Special Mention or higher risk rated credits shall not be made in any amount.

(j)               (i)           except as set forth in Section 6.1.2(j)(i) of the SSE Disclosure Schedule, grant any increase in rates of compensation to its non-officer employees other than in the ordinary course of business consistent with past practice provided that no such increase shall result in an annual adjustment of more than 3% without prior consultation with and approval from Liberty’s Senior Vice President of Human Resources or Liberty’s Chief Financial Officer; grant any increase in rates of compensation to, or pay or agree to pay any bonus or severance to, or provide any other new employee benefit or incentive to its directors or to its officers except for non-discretionary payments required by agreements existing as of the date hereof and set forth on Section 6.1.2(j)(i) of the SSE Disclosure Schedule without prior consultation with and approval from Liberty; grant any bonuses to its non-officer employees other than in the ordinary course of business consistent with past practice and bonuses that are reasonable and necessary to compensate SSE employees through the Effective Date of the Merger, in consultation with the Senior Vice President and Human Resource Director of Liberty or Liberty’s Chief Financial Officer;

enter into any employment, severance or similar agreements or arrangements with any director or employee; adopt or amend or terminate any employee benefit plan, pension plan or incentive plan except as required by law or the terms of such plan or as provided in Section 6.1.2(j)(i) of the SSE Disclosure Schedule, or permit the vesting of any material amount of benefits under any such plan other than pursuant to the provisions thereof as in effect on the date of this Agreement; or make any contributions to any SSE Employee Plan not in the ordinary course of business consistent with past practice; or

  (ii)           increase the number of (A) non-officer personnel employed by SSE or any of the SSE Subsidiaries over the staffing level previously authorized as set forth in Section 6.1.2(j)(ii) of the SSE Disclosure Schedule, or (B) officers employed by SSE or the any of the SSE Subsidiaries over the number of such officers currently so employed, without the prior consent of Liberty’s Senior Vice President and Human Resource Director or Liberty’s Chief Financial Officer.

(k)              make application for the opening or closing of any, or open or close any, branch or automated banking facility;

(l)               make any equity investment or commitment to make such an investment in real estate or in any real estate development project including foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructuring;

(m)             subject to Section 6.10 hereof, merge into, consolidate with, affiliate with, or be purchased or acquired by, any other Person, or permit any other Person to be merged, consolidated or affiliated with it or be purchased or acquired by it, or, except to realize upon collateral in the ordinary course of its business, acquire a significant portion of the assets of any other Person, or sell a significant portion of its assets;

(n)              make any change in its accounting methods or practices, except changes as may be required by GAAP or by law or regulatory requirements;

(o)              enter into any off-balance sheet transaction involving interest rate and currency swaps, options and futures contracts, or any other similar derivative transactions;

(p)              invest or commit to invest in, or otherwise increase, decrease or alter its investment in, any existing or new Joint Venture;

(q)              except as set forth in Section 6.1.2(q) of the SSE Disclosure Schedule, make any material change in policies in existence as of the date of this Agreement with regard to the extension of credit, the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon, investment, asset/liability management or other material banking policies, except as may be required by changes in applicable law or regulations or by GAAP;

(r)               waive, release, grant or transfer any rights of value or modify or change any existing agreement or indebtedness to which SSE or any of the SSE Subsidiaries is a party, other than in the ordinary course of business, consistent with past practice;

(s)              purchase any debt securities or any equity securities, or purchase any security for its investment portfolio, or otherwise take any action that would materially alter the mix, maturity, credit or interest rate risk profile of its portfolio of investment securities;

(t)              enter into, renew, extend or modify any other transaction with any Affiliate;

(u)             except for the execution of this Agreement, and actions taken or which will be taken in accordance with the provisions of this Agreement and performance thereunder, take any action that would give rise to a right of payment to any individual under any employment or severance agreement or similar agreement;

(v)             except for the execution of this Agreement, and actions taken or which will be taken in accordance with the provisions of this Agreement, take any action that would give rise to an acceleration of the right to payment to any individual under any SSE Employee Plan;

(w)             without the prior consultation and consent of Liberty’s Chief Financial Officer, sell any participation interest in any existing or newly originated loan other than as permitted under Section 6.1.2(i), or acquire a participation in any loan except as set forth in and subject to the restrictions of Section 6.1.2(i) hereof;

(x)              enter into any new or depart from any existing line of business;

(y)             without prior consultation with Liberty’s Chief Financial Officer, increase or decrease the rate of interest paid on deposits, except within 25 basis points of rates paid by Liberty for comparable deposits;

(z)              take any action that (i) would, or is reasonably likely to, prevent or impede the Merger or the Bank Merger from qualifying as a qualified stock purchase within the meaning of Section 338 of the Code or (ii) is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement or the Bank Merger Agreement being or becoming untrue in any material respect at or prior to the Effective Time of the Merger, (y) any of the conditions to the Merger and the Bank Merger set forth in Article IX not being satisfied or (z) a material violation of any provision of this Agreement or the Bank Merger Agreement, except as may be required by applicable law or regulation;

(aa)            take any action in violation of any outstanding enforcement action, or violate any law, rule, regulation or other formal or informal supervisory action involving a Bank Regulator, the SEC, NYSE Amex or any securities exchange; or

(bb)           agree to do any of the foregoing.

6.2          Current Information. During the period from the date of this Agreement to the Effective Time of the Merger, SSE will cause one or more of its representatives to confer with representatives of Liberty and report on the general status of its ongoing operations at such times as Liberty may reasonably request, which reports shall include, but not be limited to, discussion of the possible termination by SSE of third-party service provider arrangements effective at the Effective Time of the Merger or at a date thereafter, non-renewal of personal and real property leases and software licenses used by SSE or any of the SSE Subsidiaries in connection with its systems operations, retention of outside consultants and additional employees to assist with transactions contemplated by this Agreement and the Bank Merger Agreement, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that SSE shall not be obligated to take any such action prior to the Effective Time of the Merger and, unless SSE otherwise agrees, no conversion shall take place prior to the Effective Time of the Merger. SSE will promptly notify Liberty of any material change from the normal course of the business of SSE or any of the SSE Subsidiaries or in the operation of the properties of SSE or any Subsidiary and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of litigation involving SSE or any of the SSE Subsidiaries. With respect to such events, SSE will also provide Liberty such information as Liberty may reasonably request from time to time. Within fifteen (15) calendar days after the end of each month, SSE will deliver to Liberty an unaudited consolidated balance sheet and an unaudited consolidated statement of operations, without related notes, for such month prepared in accordance with SSE’s current financial reporting practices.

6.3           Access to Properties and Records. In order to facilitate the consummation of the Merger and the Bank Merger and the integration of the business and operations of the parties, subject to Section 12.1 hereof and subject to applicable laws relating to exchange of information, SSE will permit Liberty and its officers, employees, counsel, accountants and other authorized representatives, access, upon reasonable notice, to its personnel and properties and those of the SSE Subsidiaries, and shall disclose and make available to Liberty during normal business hours throughout the period prior to the Effective Time of the Merger all of the books, papers and records of SSE or any of the SSE Subsidiaries relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ (other than minutes that discuss any of the transactions contemplated by this Agreement, the Bank Merger Agreement or other strategic alternatives) and shareholders’ meetings, organizational documents, Bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which Liberty may have a reasonable interest; provided, however, that SSE shall not be required to take any action that would provide access to or to disclose information where such access or disclosure would violate or prejudice the rights or business interests or confidences of any customer or other person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel. SSE shall provide and shall request its auditors to provide Liberty with such historical financial information regarding SSE and any of the SSE Subsidiaries (and related audit reports and consents) as Liberty may reasonably request. Liberty shall use reasonable efforts to minimize any interference with SSE’s and any of the SSE Subsidiaries’ regular business operations during any such access to SSE’s or the SSE Subsidiaries’ personnel, property, books or records. SSE and any of the SSE Subsidiaries shall permit Liberty, at Liberty’s expense, to cause so-called “Phase I Environmental Site Assessments” and/or “Phase II Environmental Site Assessments” to be performed at any physical location owned or operated by SSE or any of the SSE Subsidiaries and, to the extent SSE or any of the SSE Subsidiaries has the contractual right to do so, at any Loan Property or Participation Facility.

6.4          Financial and Other Statements.

6.4.1           Promptly upon receipt thereof, SSE will furnish to Liberty copies of each annual, interim or special audit of the books of SSE and any of the SSE Subsidiaries made by its independent accountants and/or its internal auditors and copies of all internal control reports submitted to SSE by such accountants and/or internal auditors in connection with each annual, interim or special audit of the financial statements of SSE and the SSE Subsidiaries made by such accountants and/or internal auditors.

6.4.2           As soon as reasonably available, but in no event later than March 15, 2013 and at least ten (10) days prior to the date such documents are filed with the SEC, SSE will deliver to Liberty a draft of its proposed proxy solicitation materials which shall comply with its obligations under corporate law, the Banking Law and the Securities Laws. As soon as practicable, SSE will furnish to Liberty copies of all such financial statements and reports and opinions as SSE shall send to its shareholders or any other regulatory authority, except as legally prohibited thereby.

6.4.3           SSE will advise Liberty promptly of the receipt of any examination report or written communication with any Bank Regulator with respect to the condition, activities or compliance of SSE or the SSE Subsidiaries.

6.4.4           SSE will promptly furnish to Liberty such additional financial data as Liberty may reasonably request, including without limitation, detailed routine monthly loan reports and other reports that SSE routinely produces.

6.5          Maintenance of Insurance. SSE shall maintain, and shall cause each of the SSE Subsidiaries to maintain, such insurance in such amounts as are reasonable to cover such risks management of SSE and each of the SSE Subsidiaries reasonably has determined to be prudent and as are customary in relation to the character and location of its and their respective properties and the nature of its and their respective businesses consistent with past practices.

6.6          Disclosure Supplements. From time to time prior to the Effective Time of the Merger, SSE will promptly supplement or amend the SSE Disclosure Schedule delivered in connection herewith with respect to any matter (including all developments in litigation matters) hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such SSE Disclosure Schedule or which is necessary to correct any information in such SSE Disclosure Schedule which has been rendered inaccurate thereby. No supplement or amendment to any SSE Disclosure Schedule shall be deemed to be an admission by SSE that such SSE Disclosure Schedule was materially inaccurate prior to such supplement or amendment or that such supplement or amendment constitutes a material change. No supplement or amendment to such SSE Disclosure Schedule shall be deemed to have modified the representation, warranties and covenants for the purpose of determining satisfaction of the conditions set forth in Article IX.

6.7           Consents and Approvals of Third Parties. SSE shall use all reasonable best efforts in good faith to obtain as soon as practicable all consents and approvals of any other Persons necessary or desirable for the consummation of the transactions contemplated by this Agreement and the Bank Merger Agreement. Upon Liberty’s request, without limiting the generality of the foregoing, SSE shall utilize the services of a professional proxy soliciting firm acceptable to Liberty to help obtain the shareholder vote required to be obtained by it hereunder.

6.8          Reasonable Best Efforts. Subject to the terms and conditions herein provided, SSE shall use its reasonable best efforts in good faith to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Bank Merger Agreement during the second quarter of 2013 or as soon thereafter as practicable.

6.9          Failure to Fulfill Conditions. In the event that SSE determines that a condition to its obligation to complete the Merger or the Bank Merger cannot be fulfilled and that it will not waive that condition, it will immediately so notify Liberty.

6.10        Acquisition Proposals.

6.10.1         From and after the date of this Agreement and until the termination of this Agreement, SSE agrees that neither it nor any of the SSE Subsidiaries shall, and that it shall direct and use its best efforts in good faith to cause its and such Subsidiary’s directors, officers, employees, agents and representatives not to, directly or indirectly, initiate, solicit, knowingly encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to an Acquisition Proposal. SSE further agrees that neither it nor any of the SSE Subsidiaries shall, and that it shall direct and use its reasonable best efforts in good faith to cause its and such Subsidiary’s directors, officers, employees, agents and representatives not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, or otherwise knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent SSE or its Board of Directors from (A) complying with its disclosure obligations under federal or state law; (B) providing information in response to a request therefore by a Person who has made an unsolicited bona fide written Acquisition Proposal if the SSE Board of Directors receives from the Person so requesting such information an executed confidentiality agreement substantially similar to that entered into with Liberty; (C) engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Acquisition Proposal or (D) recommending such an Acquisition Proposal to the shareholders of SSE, if and only to the extent that, in each such case referred to in clause (B), (C) or (D) above, (i) the SSE Board of Directors determines in good faith (after consultation with outside legal counsel) that such action would be required in order for its directors to comply with their respective fiduciary duties under applicable law, and

(ii) the SSE Board of Directors determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal, if accepted, is at least as reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal and, if consummated, would result in a transaction more favorable to SSE’s shareholders from a financial point of view than the transactions contemplated by this Agreement. An Acquisition Proposal which is received and considered by SSE in compliance with this Section 6.10 and which meets the requirements set forth in clause (D) of the preceding sentence is herein referred to as a “Superior Proposal.” SSE agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposals. SSE agrees that it will notify Liberty immediately (within 24 hours) if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with SSE or any of its representatives after the date hereof, and the identity of the person making such inquiry, proposal or offer and the substance thereof and will keep Liberty informed of any material developments with respect thereto immediately upon the occurrence thereof.

6.10.2         In the event that the Board of Directors of SSE determines in good faith, after consultation with its financial advisor and upon advice from outside counsel, that it desires to accept a Superior Proposal, it shall notify Liberty in writing of its intent to terminate this Agreement and the Bank Merger Agreement in order to enter into an acquisition agreement with respect to, or recommend acceptance of, the Superior Proposal. Such notice shall specify all of the material terms and conditions of such Superior Proposal and identify the Person making such Superior Proposal. Liberty shall have five Business Days to evaluate and respond to SSE’s notice. If Liberty notifies SSE in writing prior to the expiration of the five Business Day period provided above that it shall increase the Merger Consideration to an amount at least equal to that of such Superior Proposal (the “Liberty Proposal”), then SSE shall not be permitted to enter into an acquisition agreement with respect to, or permit its Board to recommend acceptance to its shareholders of, such Superior Proposal. Such notice by Liberty shall specify the new Merger Consideration. SSE shall have five Business Days to evaluate the Liberty Proposal.

6.10.3         In the event the Superior Proposal involves consideration to SSE’s shareholders consisting of securities, in whole or in part, a Liberty Proposal shall be deemed to be at least equal to the Superior Proposal, if the Liberty Proposal offers Merger Consideration that equals or exceeds the consideration being offered to SSE’s shareholders in the Superior Proposal valuing any securities forming a part of the Superior Proposal at its cash equivalent based upon (a) the average trading price of such securities for the 30 trading days immediately preceding the date of the Liberty Proposal, excluding the five (5) highest and five (5) lowest prices within such 30-day period, or (b) the written valuation of such securities by a nationally recognized investment banking firm. Any written valuation shall be attached as an exhibit to the Liberty Proposal.

6.10.4         In the event that the Board of Directors of SSE determines in good faith, upon the advice of its financial advisor and outside counsel, that the Liberty Proposal is not at least equal to the Superior Proposal, SSE may terminate this Agreement and the Bank Merger Agreement in order to execute an acquisition agreement with respect to, or to allow its Board to adopt a resolution recommending acceptance to SSE’s shareholders of, the Superior Proposal as provided in Section 11.1.10.  Notwithstanding the foregoing, each director and executive officer who is a signatory to a Shareholder Agreement with Liberty shall continue to be obligated to vote the shares represented by such Shareholder Agreement for approval of this Agreement and against the approval of any other business combination of SSE or any SSE Subsidiaries without the prior written authorization of Liberty.

6.11        Board of Directors and Committee Meetings. SSE shall provide to Liberty (a) notice of any and all regular and special meetings of the Board of Directors and all Committees of SSE or BSC, which notice shall be no less timely than the notice required to be provided to SSE’s directors, and (b) at such time as customarily provided to SSE’s or BSC’s directors, copies of all written materials (i) accompanying any such notices, (ii) presented to the participants of any and all such meetings, and (iii) copies of drafts of meeting minutes and credit memoranda produced with respect to any such meeting, excluding, however, any materials pertaining to Liberty, the transactions contemplated by this Agreement and the Bank Merger Agreement, and any third party proposal to acquire a controlling interest in SSE or BSC.  Liberty shall be entitled to send one representative to observe, but not participate as a voting member in, all such meetings provided he/she shall not be allowed to observe any discussions regarding the transactions contemplated by this Agreement and the Bank Merger Agreement, and any third party proposal to acquire a controlling interest in SSE or BSC.

6.12        Reserves and Merger-Related Costs. On or before the Effective Time of the Merger, SSE shall use its reasonable best efforts in good faith to establish such additional accruals and reserves as may be necessary to conform the accounting reserve practices and methods (including credit loss practices and methods) of SSE and BSC to those of Liberty (as such practices and methods are to be applied to SSE and BSC from and after the Closing Date) and Liberty’s plans with respect to the conduct of the business of SSE and BSC following the Merger and otherwise to reflect Merger and Merger-related expenses and costs incurred by SSE, provided, however, that SSE shall not be required to take such action unless Liberty agrees in writing that all conditions to Closing set forth in Article IX have been satisfied or waived (including the expiration of any applicable waiting periods but excluding the delivery of certificates and other documents to be delivered at the Closing); prior to the delivery by Liberty of the writing referred to in the preceding clause, SSE shall, upon Liberty’s request, provide Liberty a written statement that the representation made in Section 4.22.1 hereof with respect to SSE’s or BSC’s allowance for possible loan losses is true as of such date or, alternatively, setting forth in detail the circumstances that prevent such representation from being true as of such date; and no accrual or reserve made by SSE or any of the SSE Subsidiaries pursuant to this subsection, or any litigation or regulatory proceeding arising out of any such accrual or reserve, shall constitute a breach of this Agreement within the meaning of Section 11.1.2 hereof. No action shall be required to be taken by SSE pursuant to this Section 6.12 if, in the written opinion of SSE’s independent auditors, such action would contravene GAAP.

6.13        Transaction Expenses of SSE and BSC.

6.13.1         SSE has provided Liberty with SSE’s estimated budget of transaction-related expenses reasonably anticipated to be payable by SSE in connection with the transactions contemplated by this Agreement and the Bank Merger Agreement, including the fees and expenses of counsel, accountants, investment bankers and other professionals. SSE shall promptly notify Liberty if or when it determines that it expects to exceed its budget.

6.13.2         Promptly after the execution of this Agreement, SSE shall ask all of its attorneys and other professionals to render current and correct invoices for all unbilled time and disbursements. SSE shall accrue and/or pay all of such amounts that are actually due and owing as soon as possible.

6.13.3         SSE shall advise Liberty monthly of all out-of-pocket expenses that SSE has incurred in connection with the transactions contemplated by this Agreement and the Bank Merger Agreement.

ARTICLE VII

COVENANTS OF LIBERTY

7.1          Disclosure Supplements. From time to time prior to the Effective Time of the Merger, Liberty will promptly supplement or amend the Liberty Disclosure Schedule delivered in connection herewith with respect to any material matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Liberty Disclosure Schedule or which is necessary to correct any information in such Liberty Disclosure Schedule which has been rendered inaccurate thereby. No supplement or amendment to any Liberty Disclosure Schedule shall be deemed to be an admission by Liberty that such Liberty Disclosure Schedule was materially inaccurate prior to such supplement or amendment or that such supplement or amendment constitutes a material change. No supplement or amendment to such Liberty Disclosure Schedule shall be deemed to have modified the representation, warranties and covenants the purpose of determining satisfaction of the conditions set forth in Article IX.

7.2          Consents and Approvals of Third Parties. Liberty shall use all reasonable best efforts in good faith to obtain as soon as practicable all consents and approvals of any other Persons necessary or desirable for the consummation of the transactions contemplated by this Agreement and the Bank Merger Agreement.

7.3          Reasonable Best Efforts. Subject to the terms and conditions herein provided, Liberty agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Bank Merger Agreement during the second calendar quarter of 2013 or as soon thereafter as practicable.

7.4          Failure to Fulfill Conditions. In the event that Liberty determines that a condition to its and the Acquisition Corporation’s obligation to complete the Merger and the Bank Merger cannot be fulfilled and that it will not waive that condition, it will immediately so notify SSE.

7.5          Employees and Employee Benefits.

7.5.1          Liberty anticipates offering employment to substantially all of the employees of SSE, subject to review of personnel files and such employment criteria for particular positions as Liberty customarily applies, following the Effective Time of the Merger.

7.5.2          Each employee of SSE who remains employed by Liberty following the Effective Time of the Merger (each, a “Continuing Employee”) shall be entitled to participate in (i) such of the employee benefit plans, deferred compensation arrangements, bonus or incentive plans and other compensation and benefit plans of SSE that Liberty may continue for the benefit of Continuing Employees following the Effective Time of the Merger, and (ii) whatever employee benefit plans and other compensation and benefit plans that Liberty may maintain for the benefit of its similarly situated employees, if such Continuing Employee is not otherwise then participating in a similar plan under subsection (i).

Each Continuing Employee shall be credited with service as a SSE employee for purposes of determining his or her status under Liberty’s policies with respect to vacation, sick and other leave. With respect to the Liberty defined benefit pension plan, each Continuing Employee shall be credited with hours of service as a SSE employee for the prior employment period with SSE in order to determine when the employee would be eligible to participate in the plan, but not for purposes of calculating benefits under the plan. With respect to the Liberty defined contribution plan, each Continuing Employee shall be eligible to participate, but will not be credited with prior years of service as a SSE employee for purposes of vesting. With respect to any Liberty plan which is a health, life or disability insurance plan, each Continuing Employee shall not be subject to any pre-existing condition limitation for conditions covered under such plans. Nothing herein shall limit the ability of Liberty to amend or terminate any of the Liberty Employee Plans in accordance with their terms at any time.

7.5.3          Section 7.5.3 of the SSE Disclosure Schedule contains all employment and change of control, severance and similar agreements, arrangements, policies or programs with any employee or director of SSE or any of the SSE Subsidiaries (“Benefit Agreements”).  Liberty shall honor the terms of all Benefit Agreements unless Liberty and the affected employee, officer or director shall agree otherwise. After the Effective Date of the Merger, any Continuing Employee whose employment is actually terminated by Liberty other than for cause within six (6) months of the Effective Date of the Merger or any employee of SSE who is not offered a position at Liberty, other than employees who are parties to an existing employment, change in control, stay bonus or severance agreement with SSE, shall receive three (3) weeks salary (W-2 based compensation) for each year of service with a maximum payment based on fifteen (15) weeks salary.

7.6          Directors and Officers Indemnification and Insurance.

7.6.1          Liberty shall maintain in effect for six (6) years following the Effective Time of the Merger, the current directors’ and officers’ liability insurance policies maintained by SSE and the SSE Subsidiaries (provided, that Liberty may substitute therefore policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring prior to the Effective Time of the Merger. In connection with the foregoing, SSE agrees to provide such insurer or substitute insurer with such representations as such insurer may request with respect to the reporting of any prior claims. Alternatively, Liberty may purchase “tail coverage” for a period of six (6) years following the Effective Time of the Merger for SSE’s and the SSE Subsidiaries’ current directors and officers in amount and scope, and containing terms and conditions, which are not less favorable than SSE’s current policy. The foregoing notwithstanding, in no event shall Liberty be required to expend on tail coverage in excess of $132,000 and if the annual premium exceeds such amount, Liberty shall provide the maximum amount of coverage that can be obtained for such amount.

7.6.2          From and after the Effective Time of the Merger, Liberty shall indemnify, defend and hold harmless each person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time of the Merger, a director of SSE (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including reasonable attorney’s fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Liberty, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, investigative or administrative (each a “Claim”), in which an Indemnified Party is, or is threatened to be made, a party or witness in whole or in part on or arising in whole or in part out of the fact that such person is or was a director of SSE or any of the SSE Subsidiaries if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time of the Merger (including, without limitation, the Merger and the Bank Merger and the other transactions contemplated by this Agreement and the Bank Merger Agreement), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time of the Merger or the Effective Time of the Bank Merger (the “Indemnified Liabilities”), as provided under applicable state or federal law and under SSE’s Certificate of Incorporation and Bylaws. Liberty shall only pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party if permitted by applicable state or federal law and upon receipt of an undertaking to repay such advance payments if the Indemnified Party shall be adjudicated or determined not to be entitled to indemnification.

7.7          The Acquisition Corporation Organizational Documents.  Prior to the Effective Time, the Acquisition Corporation will be a corporation duly organized and in good standing or legal existence, as appropriate, under the laws of the jurisdiction in which it is organized with full corporate power and authority to own or lease all of its properties and assets and to carry on its business as then conducted and shall be duly licensed or qualified to do business and be in good standing or legal existence, as appropriate, in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification. Promptly following the organization of the Acquisition Corporation, the Board of Directors thereof shall approve this Agreement and the transactions contemplated hereby, and Liberty shall cause the Acquisition Corporation to execute and deliver an appropriate instrument of accession to this Agreement, whereupon the Acquisition Corporation shall become a party to, and be bound by, this Agreement.

ARTICLE VIII

REGULATORY AND OTHER MATTERS

8.1          SSE Special Meeting. SSE will, in accordance with applicable law and SSE’s Certificate of Incorporation and Bylaws, (i) as promptly as reasonably practicable take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the “SSE Shareholders Meeting”) for the purpose of approving this Agreement and the transactions contemplated by this Agreement, and for such other purposes as may be, in SSE’s and Liberty’s reasonable judgment, necessary or desirable, (ii) subject to the fiduciary responsibility of the Board of Directors of SSE as advised by counsel, recommend to its shareholders the approval of the aforementioned matters to be submitted by it to its shareholders and oppose any third party proposal or other action that is inconsistent with this Agreement or the consummation of the transactions contemplated by this Agreement, and (iii) cooperate and consult with Liberty with respect to each of the foregoing matters. Except with the prior approval of Liberty, no other matters shall be submitted for approval of the SSE shareholders at the SSE Shareholders Meeting.

8.2          Proxy Statement.

8.2.1          For the purposes of holding the SSE Shareholders Meeting, SSE shall draft and prepare, and Liberty shall cooperate in the preparation of, a proxy statement or statements satisfying all legal requirements and all material provisions and regulations thereunder (such proxy statement in the form mailed by SSE to the SSE shareholders, together with any and all amendments or supplements thereto, being herein referred to as the “Proxy Statement”).

8.2.2          Liberty shall provide SSE with any information concerning Liberty and the Acquisition Corporation that SSE may reasonably request in connection with the drafting and preparation of the Proxy Statement and SSE shall notify Liberty promptly of any problems with respect to the Proxy Statement. SSE shall give Liberty and its counsel the opportunity to review and comment on the Proxy Statement prior to its being printed and shall give Liberty and its counsel the opportunity to review and comment on all amendments and supplements to the Proxy Statement prior to their being printed. Each of Liberty and SSE agrees to use all reasonable efforts, after consultation with the other party hereto, to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of SSE Common Stock entitled to vote at the SSE Shareholders Meeting at the earliest practicable time.

8.2.3          Liberty and SSE each shall promptly notify the other party if at any time either of them, respectively, becomes aware that the Proxy Statement contains any untrue statement of a material fact or omits to state a material fact about themselves required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, Liberty shall cooperate with SSE in the preparation of a supplement or amendment to such Proxy Statement which corrects such misstatement or omission, and SSE shall mail an amended Proxy Statement to SSE’s shareholders.

8.3          Regulatory Approvals. Each of SSE, Liberty and the Acquisition Corporation will cooperate with the other parties hereto and use all reasonable efforts to prepare and expeditiously file as soon as reasonably practicably all necessary filings and to obtain all necessary permits, consents, approvals and authorizations of all third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement and the Bank Merger Agreement, including without limitation the Merger and the Bank Merger. Within forty-five (45) days after the date of this Agreement, Liberty and the Acquisition Corporation shall prepare and submit the necessary filings to the applicable Governmental Entities, including but not limited to the FDIC, the Connecticut Department of Banking and the Federal Reserve Board, seeking consent to the consummation of the Merger and the Bank Merger and transactions contemplated by this Agreement and the Bank Merger Agreement. SSE, Liberty and the Acquisition Corporation will furnish each other party hereto and each other party’s counsel with all information concerning themselves, their subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with the Proxy Statement and any petition or any other statement or application made by or on behalf of Liberty, the Acquisition Corporation or SSE to any Governmental Entity in connection with the Merger and the Bank Merger, and the other transactions contemplated by this Agreement and the Bank Merger Agreement. Each party hereto shall have the right to review and approve in advance all characterizations of the information relating to such party and any of its Subsidiaries that appear in any filing made in connection with the transactions contemplated by this Agreement and the Bank Merger Agreement with any Governmental Entity. In addition, Liberty, the Acquisition Corporation and SSE shall each furnish to each other party hereto for review a copy of each such filing made in connection with the transactions contemplated by this Agreement and the Bank Merger Agreement with any Governmental Entity prior to its filing.

ARTICLE IX

CLOSING CONDITIONS

9.1          Conditions to Each Party’s Obligations under this Agreement. The respective obligations of each party under this Agreement and the Bank Merger Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, none of which may be waived:

9.1.1          This Agreement and the transactions contemplated by this Agreement, including the Merger and the Bank Merger, shall have been approved by the requisite vote of shareholders of SSE and BSC.

9.1.2          None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the transactions contemplated by this Agreement or the Bank Merger Agreement.

9.1.3          All necessary approvals, authorizations and consents of all Governmental Entities required to consummate the transactions contemplated by this Agreement and the Bank Merger Agreement, including the Merger and the Bank Merger, shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals, authorizations or consents shall have expired; and no such approval, authorization or consent shall include any condition or requirement, excluding standard conditions that are normally imposed by the regulatory authorities in bank merger transactions, that would, in the good faith reasonable judgment of the Board of Directors of Liberty, materially and adversely affect the business, operations, financial condition, property or assets of the combined enterprise of SSE and Liberty or otherwise materially impair the value of SSE to Liberty.

9.2          Conditions to the Obligations of Liberty under this Agreement. The obligations of Liberty under this Agreement shall be further subject to the satisfaction or waiver of the conditions set forth in Sections 9.2.1 through 9.2.6 at or prior to the Closing:

9.2.1          Except as otherwise contemplated by this Agreement, the Bank Merger Agreement or consented to in writing by Liberty, the representations and warranties of SSE set forth in this Agreement and the Bank Merger Agreement shall be true and correct in all material respects as of the date of this Agreement or the Bank Merger Agreement and as of the Effective Time of the Merger as though made on and as of the Effective Time of the Merger (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise contemplated by this Agreement or the Bank Merger Agreement or consented to in writing by Liberty; provided, however, that (i) in determining whether or not the condition contained in this Section 9.2.1 shall be satisfied, no effect shall be given to any exceptions in such representations and warranties relating to materiality or Material Adverse Effect and (ii) the condition contained in this Section 9.2.1 shall be deemed to be satisfied unless the failure of such representations and warranties to be so true and correct constitute, individually or in the aggregate, a Material Adverse Effect on SSE, taken as a whole; and SSE shall have delivered to Liberty a certificate of SSE to such effect signed by the Chief Executive Officer and the Chief Financial Officer of SSE as of the Effective Time of the Merger.

9.2.2          As of the Closing Date, SSE and the SSE Subsidiaries shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants of SSE and the SSE Subsidiaries to be performed or complied with by each of them at or prior to the Effective Date of the Merger under this Agreement, except to the extent that any failure to perform or comply shall not individually, or in the aggregate, have a Material Adverse Effect on SSE and the SSE Subsidiaries, taken as a whole, or materially adversely affect consummation of the Merger and the Bank Merger and the other transactions contemplated by this Agreement and the Bank Merger Agreement; and Liberty shall have received a certificate signed on behalf of SSE by the Chief Executive Officer and Chief Financial Officer of SSE to such effect dated as of the Effective Time of the Merger.

9.2.3          SSE and the SSE Subsidiaries shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger and the Bank Merger by SSE, the failure to obtain which would have a Material Adverse Effect on SSE and the SSE Subsidiaries, taken as a whole.

9.2.4          Reasonably contemporaneously with the execution of this Agreement, each executive officer and director of SSE shall have executed a Shareholder Agreement in the form attached as Exhibit B hereto.

9.2.5          Since September 30, 2012, no event has occurred or circumstance has arisen that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on SSE or BSC.

9.2.6          Any order or formal or informal supervisory action by any Bank Regulators, the SEC, NYSE Amex or any securities exchange received by SSE or BSC, whether before or after the date of this Agreement, shall not become applicable to Liberty.

9.3          Conditions to the Obligations of SSE and BSC under this Agreement. The obligations of SSE under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.3.1 through 9.3.4 at or prior to the Closing:

9.3.1          Except as otherwise contemplated by this Agreement or consented to in writing by SSE, the representations and warranties of Liberty and the Acquisition Corporation set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time of the Merger as though made on and as of the Effective Time of the Merger (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise contemplated by this Agreement or consented to in writing by SSE; provided, however, that (i) in determining whether or not the condition contained in this Section 9.3.1 shall be satisfied, no effect shall be given to any exceptions in such representations and warranties relating to materiality or Material Adverse Effect and (ii) the condition contained in this Section 9.3.1 shall be deemed to be satisfied unless the failure of such representations and warranties to be so true and correct constitute, individually or in the aggregate, a Material Adverse Effect on Liberty; and Liberty shall have delivered to SSE a certificate of Liberty to such effect signed by the Chief Executive Officer and the Chief Financial Officer of Liberty as of the Effective Time of the Merger.

9.3.2          As of the Closing Date, Liberty shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants of Liberty to be performed or complied with by it at or prior to the Effective Date of the Merger under this Agreement except to the extent that any failure to perform or comply shall not individually, or in the aggregate, have a Material Adverse Effect on Liberty or materially adversely affect consummation of the Merger and the Bank Merger and the other transactions contemplated by this Agreement and the Bank Merger Agreement; and SSE shall have received a certificate signed on behalf of Liberty by the Chief Executive Officer and Chief Financial Officer of Liberty to such effect dated as of the Effective Time of the Merger.

9.3.3          Liberty shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger and the Bank Merger by Liberty and the Acquisition Corporation, the failure to obtain which would have a Material Adverse Effect on Liberty and its Subsidiaries, taken as a whole.

9.3.4           Liberty shall have delivered the Exchange Fund to the Exchange Agent on or before the Closing Date and the Exchange Agent shall have provided SSE with a certificate evidencing such delivery.

ARTICLE X

THE CLOSING

10.1        Time and Place. Subject to the provisions of Articles IX and XI hereof, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Cranmore, FitzGerald & Meaney, 49 Wethersfield Avenue, Hartford, Connecticut at 10:00 a.m. on the date determined by Liberty, in its sole discretion, upon five (5) Business Days prior written notice to SSE and BSC, but in no event later than thirty (30) days after the last condition precedent pursuant to this Agreement has been fulfilled or waived (including the expiration of any applicable waiting period), or at such other place, date or time upon which Liberty, SSE and BSC mutually agree.

10.2        Deliveries at the Closing. At the Closing there shall be delivered (i) to Liberty and SSE the certificates and other documents and instruments required to be delivered at the Closing under Article IX hereof and (ii) to the Exchange Agent on behalf of SSE the Merger Consideration required to be delivered at the Closing under Section 9.3.4 hereof.

ARTICLE XI

TERMINATION, AMENDMENT AND WAIVER

11.1        Termination. This Agreement and the Bank Merger Agreement may be terminated and the transactions contemplated by this Agreement and the Bank Merger Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger and the transactions contemplated by this Agreement by the shareholders of SSE:

11.1.1        By the mutual written agreement of Liberty and SSE;

11.1.2        By either Liberty or SSE (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of the other party such that the conditions set forth in Sections 9.2.1 or 9.3.1, as the case may be, would not be satisfied and such breach by its nature cannot be cured prior to the Closing Date or shall not have been cured within thirty (30) days after written notice by Liberty to SSE (or by SSE to Liberty) of such breach;

11.1.3        By either Liberty or SSE (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party such that the conditions set forth in Sections 9.2.2 or 9.3.2, as the case may be, would not be satisfied and such failure by its nature cannot be cured prior to the Closing Date or shall not have been cured within thirty (30) days after written notice by Liberty to SSE (or by SSE to Liberty) of such failure;

11.1.4        By either Liberty or SSE if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by Liberty and SSE; provided, that no party may terminate this Agreement pursuant to this Section 11.1.4 if the failure of the Closing to have occurred on or before said date was due to such party’s breach of any of its obligations under this Agreement;

11.1.5        By either Liberty or SSE if the shareholders of SSE shall have voted at the SSE Shareholders Meeting on this Agreement, the Merger and the transactions contemplated by this Agreement and such vote shall not have been sufficient to approve the Agreement, the Merger and the transactions contemplated by this Agreement;

11.1.6        By either Liberty or SSE (a) if final action has been taken by a Government Entity whose approval or non-objection is required in connection with this Agreement or the Bank Merger Agreement and the transactions contemplated by this Agreement and the Bank Merger Agreement, which final action (i) has become nonappealable and (ii) does not approve or state a non-objection to this Agreement and the Bank Merger Agreement and the transactions contemplated by this Agreement and the Bank Merger Agreement, (b) if any regulatory authority whose approval or non-objection is required in connection with this Agreement and the Bank Merger Agreement and the transactions contemplated by this Agreement and the Bank Merger Agreement has stated in writing that it will not issue the required approval or non-objection, or (c) if any court of competent jurisdiction or other governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger or the Bank Merger and such order, decree, ruling or other action shall have become final and nonappealable;

11.1.7        By (a) SSE (provided that SSE is not then in material breach of any representation, warranty, covenant or other agreement contained herein) in the event that any of the conditions precedent to the obligations of SSE to consummate the Merger and the Bank Merger, as set forth in Article IX, cannot be satisfied or fulfilled by June 28, 2013, provided, however, that if required regulatory approvals and non-objections of Governmental Entities have not been received by such date and the parties are acting in good faith to obtain such approvals and non-objections such date shall be automatically extended until September 30, 2013, or (b) either Liberty or SSE (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) in the event that any of the conditions precedent to the obligations of such party to consummate the Merger and the Bank Merger, as set forth in Article IX, cannot be satisfied or fulfilled by the Termination Date;

11.1.8        By Liberty if (a) at any time prior to the SSE Shareholder Meeting, the SSE Board of Directors shall have failed for any reason to make its recommendation referred to in Section 8.1, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of Liberty, or (b) the SSE Board of Directors shall have failed for any reason to call, give notice of, convene and hold the SSE Shareholder Meeting by May 31, 2013;

11.1.9        By Liberty if a tender offer or exchange offer for 25% or more of the outstanding shares of SSE Common Stock is commenced (other than by Liberty), and the SSE Board of Directors recommends that the shareholders of SSE tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer within ten (10) business days after commencement of the tender offer or exchange offer;

11.1.10      At any time prior to the SSE Shareholders Meeting, by SSE in order to concurrently enter into an acquisition agreement or similar agreement (each, an “Acquisition Agreement”) with respect to a Superior Proposal which has been received and considered by SSE and the SSE Board of Directors in compliance with Section 6.10 hereof, provided, however, that this Agreement may be terminated by SSE pursuant to this Section 11.1.10 only after the fifth Business Day following Liberty’s receipt of written notice from SSE advising Liberty that SSE is prepared to enter into an Acquisition Agreement with respect to a Superior Proposal, and only if, during such five-Business Day period, Liberty does not, in its sole discretion, make a Liberty Proposal that the SSE’s Board of Directors determines, in compliance with Section 6.10.4 hereof, is not at least equal to the Superior Proposal.

For purposes of this Section 11.1, termination of this Agreement by Liberty shall be deemed to constitute a termination on behalf of the Acquisition Corporation.

11.2        Effect of Termination.

11.2.1        In the event of termination of this Agreement pursuant to any provision of Section 11.1, this Agreement and the Bank Merger Agreement shall forthwith become void and have no further force, except that (i) the provisions of Sections 11.1, 11.3, 12.1, 12.2, 12.6, 12.9, 12.10, this Section 11.2, and (ii) any other Section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

11.2.2        In recognition of the efforts, expenses and other opportunities foregone by Liberty while structuring and pursuing the Merger and the Bank Merger, the parties hereto agree that SSE shall pay to Liberty a termination fee of Four Hundred Fifty Thousand Dollars ($450,000) (the “SSE Termination Fee”) in the manner set forth below only if:

(i)	this Agreement is terminated by Liberty pursuant to Section 11.1.8 or 11.1.9;

(ii)
this Agreement is terminated by (A) Liberty pursuant to Sections 11.1.2 or 11.1.3, or (B) by either Liberty or SSE pursuant to Section 11.1.5, and in the case of any termination pursuant to clause (A) or (B) an Acquisition Proposal shall have been publicly announced or otherwise communicated or made known to the senior management of SSE or the SSE Board of Directors (or any Person shall have publicly announced, communicated or made known an intention, whether or not conditional, to make an Acquisition Proposal) at any time after the date of this Agreement and prior to the taking of the vote of the shareholders of SSE contemplated by this Agreement at the SSE Shareholder Meeting, in the case of clause (B), or the date of termination of this Agreement, in the case of clause (A); or

(iii)	this Agreement is terminated by SSE pursuant to Section 11.1.10.

Any amount that becomes payable by SSE pursuant to Section 11.2.2(i) or (iii) shall be satisfied on or before the third Business Day following termination of this Agreement. Any amount that becomes payable by SSE pursuant to Section 11.2.2(ii) shall be satisfied in the amount of Two Hundred Twenty-Five Thousand Dollars ($225,000) on or before the third Business Day following termination of this Agreement and an additional Two Hundred Twenty-Five Thousand Dollars ($225,000) on or before the third Business Day following the date SSE or BSC enters into a definitive agreement relating to an Acquisition Transaction or the consummation of an Acquisition Transaction within one (1) year after termination of this Agreement pursuant to Section 11.2.2(ii) (y) by wire transfer of immediately available funds to an account designated by Liberty or (z) if SSE has been advised by a Governmental Entity or has received an opinion of its legal counsel that it cannot pay some or all of the SSE Termination Fee pursuant to clause (y) without obtaining the approval or non-objection of a Government Entity whose approval or non-objection has not been received, by delivery to Liberty of shares of Common Stock having a Fair Market Value equal to the portion not paid pursuant to clause (y), but in no event shall the number of shares of Common Stock issued pursuant to this clause (z) exceed 4.99% of the pro forma number of shares of Common Stock issued and outstanding reflecting such issuance. For purposes of Sections 11.2.2 and 11.2.3, “Fair Market Value” shall mean the average of the daily closing prices of a share of SSE Common Stock (and if there is no closing sales prices on any such day, then the mean between the closing bid and closing asked prices on that day) as reported on the NYSE Amex for the five (5) consecutive trading days immediately preceding the first public announcement of the transactions contemplated by this Agreement.

11.2.3        In the event of a termination of this Agreement pursuant to Section 11.1.2 or 11.1.3 hereof resulting from the willful conduct or gross negligence of SSE on the one hand or Liberty or the Acquisition Corporation on the other, SSE or Liberty shall be obligated to reimburse Liberty or SSE, as the case may be, for up to Three Hundred Fifty Thousand Dollars ($350,000) of documented reasonable out-of-pocket costs and expenses, including, without limitation, reasonable legal, accounting and investment banking fees and expenses, incurred by such other party in connection with the entering into of this Agreement and the Bank Merger Agreement and the carrying out of any and all acts contemplated by this Agreement and the Bank Merger Agreement (collectively referred to as “Costs”). The payment of Costs is not an exclusive remedy, but is in addition to any other rights or remedies available to the parties hereto at law or in equity or as is contemplated herein. Any amount that becomes payable by Liberty pursuant to this Section 11.2.3 shall be satisfied by wire transfer of immediately available funds to an account designated by SSE on or before the third Business Day following termination of this Agreement. Any amount that becomes payable by SSE pursuant to this Section 11.2.3 shall be satisfied on or before the third Business Day following termination of this Agreement in the manner set forth in clauses (y) and (x) of Section 11.2.2, but in no event shall the number of shares of Common Stock issued pursuant to Sections 11.2.2 1 and 11.2.3 together exceed 4.99% of the pro forma number of shares of Common Stock issued and outstanding reflecting such issuances.

11.2.4        Except as provided in Sections 11.2.2 and 11.2.3 whether or not the Merger is consummated, all Costs incurred in connection with this Agreement and the Bank Merger Agreement and the transactions contemplated by this Agreement and the Bank Merger Agreement shall be borne by the party incurring such Costs.

11.2.5        In no event shall any officer, agent or director of SSE, the SSE Subsidiaries, Liberty or any Liberty Subsidiary, be personally liable hereunder for any default by any party in any of its obligations hereunder unless any such default was intentionally caused by such officer, agent or director.

11.3        Amendment, Extension and Waiver. Subject to applicable law, at any time prior to the Effective Time of the Merger (whether before or after approval of this Agreement and the transactions contemplated by this Agreement by the shareholders of SSE), the parties hereto by action of their respective Boards of Directors, may (a) amend this Agreement or the Bank Merger Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party under this Agreement or the Bank Merger Agreement, (c) waive any inaccuracies in the representations and warranties contained in this Agreement or the Bank Merger Agreement or in any document delivered pursuant to this Agreement or the Bank Merger Agreement, or (d) waive compliance with any of the agreements or conditions contained in this Agreement or the Bank Merger Agreement; provided, however, that after any approval of this Agreement and the transactions contemplated by this Agreement by the shareholders of SSE, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount, value or changes the form of consideration to be delivered to SSE’s shareholders or Option holders pursuant to this Agreement. This Agreement or the Bank Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE XII

MISCELLANEOUS

12.1        Confidentiality. Except as specifically set forth herein, Liberty and SSE mutually agree to be bound by the terms of the confidentiality agreements previously executed by the parties hereto (the “Confidentiality Agreements”), which Confidentiality Agreements are hereby incorporated herein by reference. The parties hereto agree that such Confidentiality Agreements shall continue in accordance with their terms, notwithstanding the termination of this Agreement.

12.2        Public Announcements. SSE and Liberty shall cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement, except as may be otherwise required by law, and neither SSE nor Liberty shall issue any joint news releases with respect to this Agreement unless such news releases have been mutually agreed upon in writing by the parties hereto, except as required by law.

12.3        Formation of the Acquisition Corporation. Liberty shall promptly file with the Connecticut Banking Commissioner an application for the organization of the Acquisition Corporation pursuant to Connecticut General Statutes §36a-70(p)(1), as amended.  Upon the issuance of a temporary certificate of authority to the Acquisition Corporation, Liberty shall cause the Acquisition Corporation to become a party to this Agreement.

12.4        Survival. All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto shall expire on and be terminated and extinguished at the Effective Date of the Merger, other than those covenants set forth in Sections 2.3, 2.4, 2.5, 7.5 and 7.6 or any other covenant that by its terms is to survive or be performed after the Effective Date of the Merger.

12.5        Notices. All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by receipted hand delivery or mailed by prepaid registered or certified mail (return receipt requested) or by cable, telegram, telex or fax addressed as follows:

If to SSE or BSC, to:

The Bank of Southern Connecticut
Southern Connecticut Bancorp, Inc.
215 Church Street
New Haven, CT  06510
Attn:       Mr. Joseph J. Greco
Chief Executive Officer
Fax:         (203) 783-5056
Email:     jjg@scbancorp.com

With required copies to:

Day Pitney, LLP
242 Trumbull Street
Hartford, CT  06103-1212
Attn:      Robert M. Taylor, III
Fax:        (860) 881-2523
Email:     rmtaylor@daypitney.com

If to Liberty or the Acquisition Corporation, to:

315 Main Street
Middletown, CT 06457
Attn:      Thomas J. Pastorello, Executive Vice President and Chief Financial Officer
Fax:        (860) 344-7389
Email:     tpastorello@liberty-bank.com
With required copies to:

Cranmore, FitzGerald & Meaney
47 Wethersfield Avenue
Hartford, CT 06114
Attn:      J. J. Cranmore, Esq.
Fax:        (860) 522-3379
Email:     jcranmore@cfmlawfirm.com

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given as of the date so mailed.

12.6        Parties in Interest. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties hereto, and that (except as otherwise expressly provided in this Agreement) nothing in this Agreement is intended to confer upon any other person any rights or remedies under or by reason of this Agreement.

12.7        Complete Agreement. This Agreement and the Bank Merger Agreement, including the Exhibit and Disclosure Schedules hereto and the documents and other writings referred to in this Agreement or the Bank Merger Agreement or delivered pursuant to this Agreement or the Bank Merger Agreement, together with the Confidentiality Agreements referred to in Section 12.1, contain the entire agreement and understanding of the parties with respect to their subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth in this Agreement, the Bank Merger Agreement and the Confidentiality Agreements referred to in Section 12.1. This Agreement and the Bank Merger Agreement supersede all prior agreements and understandings (other than the Confidentiality Agreements referred to in Section 12.1 hereof) between the parties, both written and oral, with respect to their subject matter.

12.8        Counterparts. This Agreement may be executed in counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original.

12.9        Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

12.10     Governing Law. This Agreement shall be governed by the laws of the State of Connecticut, without giving effect to conflicts of laws principles that would require the application of any other law.

12.11     Interpretation. When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. The recitals hereto constitute an integral part of this Agreement. References to Sections include subsections, which are part of the related Section (e.g., a section numbered Section 5.5.1” would be part of “Section 5.5” and references to “Section 5.5” would also refer to material contained in the subsection described as “Section 5.5.1”). The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The phrases “the date of this Agreement”, “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Recitals to this Agreement.

12.12     Specific Performance. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

Exhibit A - Form of Bank Merger Agreement.

Exhibit B – Form of Shareholder Agreement.

[SIGNATURES APPEAR ON THE FOLLOWING PAGES]

IN WITNESS WHEREOF, Liberty and SSE have caused this Agreement to be executed under seal by their duly authorized officers as of the date first set forth above.

LIBERTY BANK

By:	/s/ Chandler J. Howard
Name:	Chandler J. Howard
Title:	President and Chief Executive Officer

SOUTHERN CONNECTICUT BANCORP, INC.

By:	/s/ Joseph J. Greco
Name:	Joseph J. Greco
Title:	Chief Executive Officer

THE BANK OF SOUTHERN CONNECTICUT

By:	/s/ Joseph J. Greco
Name:	Joseph J. Greco
Title:	Chief Executive Officer

IN WITNESS WHEREOF, the following directors of Southern Connecticut Bancorp, Inc. have executed this Agreement as of the date first set forth above.

/s/ Alphonse F. Spadaro
Alphonse F. Spadaro, Chairman

/s/ James S. Brownstein
James S. Brownstein, Esq.

/s/ Alfred J. Ranieri, Jr.
Alfred J. Ranieri, Jr., M.D.

Joshua H. Sandman, Ph.D.

/s/ Janette J. Parker
Janette J. Parker

/s/ Joseph J. Greco
Joseph J. Greco

IN WITNESS WHEREOF, the following directors of The Bank of Southern Connecticut have executed this Agreement as of the date first set forth above.

/s/ Alphonse F. Spadaro
Alphonse F. Spadaro, Chairman

/s/ James S. Brownstein
James S. Brownstein, Esq.

/s/ Alfred J. Ranieri, Jr.
Alfred J. Ranieri, Jr., M.D.

Joshua H. Sandman, Ph.D.

/s/ Janette J. Parker
Janette J. Parker

/s/ Joseph J. Greco
Joseph J. Greco

IN WITNESS WHEREOF, the following directors of Liberty Bank have executed this Agreement as of the date first set forth above.

/s/ Mark R. Gingras
Mark R. Gingras, Chairman

/s/ William T. Christopher
William T. Christopher

/s/ Jean M. D’Aquila
Jean M. D’Aquila

David Director

Winona S. Goings

/s/ Steve J. Gorss
Steve J. Gorss

/s/ Gary Gomola
Gary Gomola

/s/ Michael Helfgott
Michael Helfgott

/s/ Chandler J. Howard
Chandler J. Howard

/s/ Lawrence McHugh
Lawrence McHugh

/s/ Timothy Ryan
Timothy Ryan

/s/ Grace Sawyer Jones
Grace Sawyer Jones

/s/ Richard W. Tomc
Richard W. Tomc

AGREEMENT OF THE ACQUISITION CORPORATION

The Acquisition Corporation hereby agrees to become a party to, bound by and comply with all of the provisions of the Agreement and Plan of Merger dated as of January 16, 2013.

THE ACQUISITION CORPORATION

By:	/s/ Thomas J. Pastorello
Name:	Thomas J. Pastorello
Title:	Organizer

Exhibit A

EXECUTION COPY

ARTICLES OF COMBINATION
and
BANK MERGER AGREEMENT

These Articles of Combination and Bank Merger Agreement (this “Bank Merger Agreement”) are made and entered into this 16th day of January, 2013 between Liberty Bank, a Connecticut-chartered mutual savings bank (“Liberty”), and The Bank of Southern Connecticut, a Connecticut-chartered stock bank (“BSC”).

WITNESSETH

WHEREAS, Liberty, BSC and Southern Connecticut Bancorp, Inc., a Connecticut corporation (“SSE”), have entered into an Agreement and Plan of Merger, dated as of January 16, 2013 (the “Agreement”);

WHEREAS, BSC is a wholly-owned subsidiary of SSE;

WHEREAS, pursuant to the Agreement, Liberty shall form a wholly-owned subsidiary which will merge with and into SSE and immediately thereafter SSE shall merge with and into Liberty (the “Merger”);

WHEREAS, BSC has issued and outstanding 2,500,000 shares of common stock, par value $0.01 per share (“BSC Common Stock”), all of which is eligible to vote;

WHEREAS, all of the issued and outstanding shares of BSC Common Stock have been voted in favor of the merger of BSC with and into Liberty; and

WHEREAS, the Board of Directors of BSC and the Board of Directors of Liberty have each unanimously voted in favor of the merger of BSC with and into Liberty pursuant to this Bank Merger Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and in the Agreement, the parties hereto do mutually agree, intending to be legally bound, as follows:

ARTICLE 1
DEFINITIONS

Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

1.1           “Bank Merger” shall refer to the merger of BSC with and into Liberty as provided in Section 2.1 of this Bank Merger Agreement.

1.2           “Banking Commissioner” shall mean the Commissioner of Banking of the State of Connecticut.

1.3           “Banking Law” shall mean the Banking Law of Connecticut, Connecticut General Statutes§§ 36a-1 et seq., as amended.

1.4           “Effective Time” shall mean the date and time at which the Bank Merger contemplated by this Bank Merger Agreement becomes effective as provided in Section 2.2 hereof.

1.5           “SOTS” means the Secretary of the State of the State of Connecticut.

1.6           “Surviving Bank” shall refer to Liberty as the surviving bank in the Bank Merger.  The location of the main office of Liberty shall be at 315 Main Street, Middletown, Connecticut.

ARTICLE 2
TERMS OF THE BANK MERGER

2.1           The Bank Merger

(a)           Subject to the consummation of the Merger as contemplated by the Agreement, at the Effective Time BSC shall be merged with and into Liberty pursuant to Sections 36a-125 and 36a-126 of the Banking Law and other applicable law.  Liberty shall be the Surviving Bank in the Bank Merger and shall continue to be regulated by the Banking Commissioner.

(b)           As a result of the Bank Merger, each share of BSC Common Stock issued and outstanding prior to the Effective Time shall automatically be canceled and shall cease to exist.

(c)           The Bank Merger shall have the effects set forth at Sections 36a-125 and 36a-126(a) of the Banking Law.

2.2           Effective Time

The Bank Merger shall become effective as of the close of the business on the date that this Bank Merger Agreement and the approval of the Banking Commissioner are filed with the SOTS.  The Bank Merger shall not be effective unless and until approved by the Banking Commissioner and all other “Governmental Entities” (as defined in the Agreement) as contemplated by the Agreement.

2.3           Name of the Surviving Bank

The name of the Surviving Bank shall be “Liberty Bank” and, on or after the Effective Time, the main office of the Surviving Bank shall be 315 Main Street, Middletown, Connecticut.

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2.4           Certificate of Incorporation

On or after the Effective Time, the Certificate of Incorporation, as amended, of Liberty in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Bank until thereafter amended as provided therein and by applicable law.

2.5           Bylaws

On and after the Effective Time, the Bylaws, as amended, of Liberty in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Bank until thereafter amended as provided therein and by applicable law.

2.6           Directors and Officers

In accordance with its Bylaws, as amended, the current number of directors of Liberty Bank is thirteen (13).  On and after the Effective Time, the directors of the Surviving Bank shall be the same directors of Liberty as prior to the Effective Time.  On and after the Effective Time, the officers of the Surviving Bank shall be the officers of Liberty as prior to the Effective Time supplemented by those officers of BSC who accept employment from Liberty, in each case until their respective successors are duly elected or appointed and qualified.  The directors and officers of the Surviving Bank shall hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Bank.

2.7           Effects of the Bank Merger.

Upon consummation of the Bank Merger, and in addition to the effects under applicable law, including without limitation 12 U.S.C. §215A,

(i)           all rights, franchises and interests of BSC in and to every type of property (real, personal and mixed), tangible and intangible, and choses in action shall be transferred to and vested in the Surviving Bank by virtue of the Bank Merger without any deed or other transfer, and the Surviving Bank, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver and committee of estates of the mentally impaired, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by BSC immediately prior to the Effective Time; and

(ii)           the Surviving Bank shall be liable for all liabilities of BSC, fixed or contingent, including all deposits, accounts, debts, obligations and contracts thereof, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account or records thereof, and all rights of creditors or obligees and all liens on property of BSC shall be preserved unimpaired.

ARTICLE 3
REPRESENTATIONS

Each of Liberty and BSC represents and warrants that this Bank Merger Agreement has been duly authorized, executed and delivered by such party and constitutes a legal, valid and binding obligation of such party, enforceable against it in accordance with the terms hereof (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general principles of equity).

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ARTICLE 4
MISCELLENEOUS

4.1           Amendments.  To the extent permitted by law, this Bank Merger Agreement may be amended by a subsequent writing signed by the parties hereto upon the approval of the Board of Directors of SSE and the Board of Directors of Liberty.

4.2           Additional Actions.  If, at any time after the Effective Time, the Surviving Bank shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Bank its rights, title or interest in, to or under any of the rights, properties or assets of BSC acquired or to be acquired by the Surviving Bank as a result of, or in connection with, the Bank Merger, or (ii) otherwise carry out the purposes of this Bank Merger Agreement, BSC and its proper officers and directors shall be deemed to have granted to the Surviving Bank an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurance in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Bank and otherwise to carry out the purposes of this Bank Merger Agreement; and the proper officers and directors of the Surviving Bank are fully authorized in the name of BSC or otherwise to take any and all such action.

4.3           Successors. This Bank Merger Agreement shall be binding on the successors of Liberty and BSC.

4.4           Counterparts.  This Bank Merger Agreement may be executed in counterparts, each of which shall be considered one and the same agreement and each of which shall be deemed to be an original, and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

4.5           Termination.  This Bank Merger Agreement will terminate and the Bank Merger and the other transactions contemplated by this Bank Merger Agreement will be abandoned if at any time prior to the Effective Time the Agreement is terminated in accordance with Article XI thereof.

[Signatures on next page.]

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In accordance with the procedures set forth in the Banking Law and other applicable law, Liberty and BSC have caused this Bank Merger Agreement to be executed by their duly authorized representatives on the date indicated.

LIBERTY BANK

ATTEST:

By:	By:
Name:	Name:
Title:	Title:

The Board of Directors of Liberty Bank:

Mark R. Gingras, Chairman	Michael Helfgott
William T. Christopher	Chandler J. Howard
Jean M. D’Aquila	Lawrence McHugh
David Director	Timothy Ryan
Winona S. Goings	Grace Sawyer Jones
Steve J. Gorss	Richard W. Tomc
Gary Gomola

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THE BANK OF SOUTHERN CONNECTICUT

ATTEST:

By:	By:
Name:	Name:
Title:	Title:

The Board of Directors of The Bank of Southern Connecticut:

Alphonse F. Spadaro, Chairman
James S. Brownstein, Esq.
Alfred J. Ranieri, Jr., M.D.
Joshua H. Sandman, Ph.D.
Janette J. Parker
Joseph J. Greco

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Exhibit B

EXECUTION COPY

CONFIDENTIAL FORM OF SHAREHOLDER AGREEMENT TO BE SIGNED BY EACH OF THE DIRECTORS AND CERTAIN EXECUTIVE OFFICERS OF SSE RELATING TO THE VOTING OF THE SSE SHARES OF COMMON STOCK WHICH THEY BENEFICIALLY OWN AND OVER WHICH THEY HAVE SOLE OR SHARED VOTING POWER.

Shareholder Agreement

January 16, 2013

Liberty Bank
315 Main Street
Middletown, CT 06457

Ladies and Gentlemen:

The undersigned beneficially owns and has sole voting power or shared voting power with respect to the number of shares of common stock, $0.01 par value per share (the “Common Stock”), of Southern Connecticut Bancorp, Inc. (“SSE”) indicated on the signature page hereof (the “Shares”).

Contemporaneously with the execution of this letter agreement, Liberty Bank (“Liberty”), SSE and The Bank of Southern Connecticut have entered into an Agreement and Plan of Merger (the “Merger Agreement”) dated as of the date hereof, providing for the merger of SSE with and into Liberty (the “Merger”), pursuant to which all of the issued and outstanding shares of Common Stock will be converted into the right to receive a cash payment on terms and conditions set forth in the Merger Agreement.

In consideration of Liberty’s entering into the Merger Agreement and proceeding to use its best efforts to consummate the Merger, and in consideration of the expenses incurred and to be incurred by Liberty in connection therewith, the undersigned agrees as follows:

1.           The undersigned will vote the Shares, or cause the Shares to be voted, for the approval of the Merger Agreement and the Merger, and any other matters relating thereto presented for approval of the shareholders of SSE, and will vote the Shares, or cause the Shares to be voted, against the approval of any other agreement providing for a merger, consolidation, sale of assets or other business combination of SSE or any of the SSE Subsidiaries (as defined in the Merger Agreement) with any person or entity other than Liberty.

2.           The undersigned will not sell, assign, transfer or otherwise dispose of, or permit to be sold, assigned, transferred or otherwise disposed of, any of the Shares except (a) for transfers by will or by operation of law (in which case this Shareholder Agreement shall bind the transferee) and (b) as Liberty may otherwise agree in writing.

3.           The undersigned agrees that unless exercised prior to the Effective Time (as defined in the Merger Agreement) of the Merger Agreement, any unexercised options owned or controlled by the undersigned shall be cancelled, as provided in Merger Agreement.

4.           The undersigned will not:

(a)
directly or indirectly solicit or encourage (including by way of furnishing information), or initiate any communication with any other person or entity with respect to, any proposal for a merger, consolidation, sale of assets or other business combination involving SSE or any of the SSE Subsidiaries or for the acquisition of any capital stock of SSE or any of the SSE Subsidiaries; or

(b)	encourage any person, firm, corporation, group or other entity to engage in any of the actions covered by subparagraph (a) above.

5.           If the Merger shall be consummated as provided in the Merger Agreement, then for a period commencing on the date of consummation of the Merger and terminating one (1) year thereafter, the undersigned (a) will continue to provide his or her personal and business banking business to Liberty to substantially the same extent as heretofore provided to SSE, provided that such services are offered by Liberty on commercially reasonable terms, (b) will not, to the extent that Liberty offers such services on commercially reasonable terms, directly or indirectly, solicit business for, or encourage any person to provide business to, any other banking or financial institution doing business in the geographic area comprised of New Haven County in the State of Connecticut, and (c) will not serve as a member of the governing board, or on any committee or advisory committee, or as an organizer or incorporator of, any bank, bank holding company, or other financial institution which maintains an office in Connecticut, other than the Liberty advisory board described in Section 2.4.2 of the Merger Agreement.

6.           The undersigned represents that he or she has the complete and unrestricted power and the unqualified right to enter into and perform the terms of this Shareholder Agreement, and that this Shareholder Agreement constitutes a valid and binding agreement with respect to such party, enforceable against such party in accordance with its terms.

7.           Contingent upon the effectiveness of the Merger, the undersigned hereby irrevocably and unconditionally releases and discharges SSE and its successors and assigns, from any and all claims, demands, agreements, promises, actions, causes of action, suits, obligations, costs, expenses, damages, losses and liabilities, of whatever kind or nature, at law or in equity or otherwise, whether known or unknown, which he or she ever had, may have had, now has, or may have in the future, for or by reason of any cause, thing, or matter whatsoever from the beginning of the world to the Effective Time of the Merger, arising or related to the undersigned acting as an officer or director of SSE or any of the SSE Subsidiaries, except only for any rights arising solely under and by reason of the Merger Agreement, including, without limitation the right of the undersigned to directors and officers indemnification insurance and indemnification as provided in Section 7.6 of the Merger Agreement.

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8.           The undersigned acknowledges that irreparable damage would occur if any of the provisions hereof were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the undersigned agrees that Liberty shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of the provisions hereof and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction in the United States or any state thereof, in addition to any other remedy to which Liberty may be entitled at law or equity.

9.           This Shareholder Agreement shall apply to any and all shares of common stock of SSE acquired in any manner (including by exercise of options) by the undersigned after the date hereof and, for purposes of this Shareholder Agreement, any and all such after acquired shares shall be deemed included in the term “Shares” as used herein.

10.           This Shareholder Agreement is to be governed by the laws of the State of Connecticut, without giving effect to the principles of conflicts of laws thereof. If any provision hereof is deemed unenforceable, the enforceabililty of the other provisions hereof shall not be affected.

11.           This Shareholder Agreement will terminate upon mutual consent of the parties to this Shareholder Agreement or upon the earliest to occur of (i) the termination of the Merger Agreement by mutual consent of Liberty and SSE effected in accordance with the terms thereof, (ii) the passage of eighteen (18) months after termination of the Merger Agreement (iii) the payment in full by SSE of all applicable SSE Termination Fees and Costs (as defined in the Merger Agreement), (iv) the termination of the Merger Agreement effected in accordance with the terms thereof by SSE by reason of any action or failure to act of Liberty or (v) the termination of the Merger Agreement effected in accordance with the terms thereof by Liberty by reason of any action or failure to act of SSE not resulting from SSE’s willful conduct or gross negligence, provided that no Termination Fees or Costs pursuant to the Merger Agreement are payable.

Please confirm our agreement with you by signing a copy of this Shareholder Agreement.

        Very truly yours,

                                                            ___________________________________

Confirmed and Agreed:

LIBERTY BANK

By:__________________________

Share Certificate or Option Agreement Number	Number of Shares	Number of Options
________________	________________	________________
________________	________________	________________
________________	________________	________________
________________	________________	________________

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